SCHEDULE PRE-14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and

Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by

     Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or

    Section 240.14a-12

MEDPLUS, INC.

..................................................................

N/A

..................................................................

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

Common Stock and Series A Convertible Preferred Stock

...........................................................

    2) Aggregate number of securities to which transaction applies:

10,547,082

...........................................................

    3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$2.00

...........................................................

    4) Proposed maximum aggregate value of transaction:

$21,094,164

...........................................................

    5) Total fee paid:

$5,273.54

...........................................................

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

N/A

...........................................................

    2) Form, Schedule or Registration Statement No.:

N/A

...........................................................

    3) Filing Party:

N/A

...........................................................

    4) Date Filed:

N/A

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MEDPLUS, INC.

8805 Governor's Hill Drive, Suite 100

Cincinnati, Ohio 45249

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 30, 2001

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TO THE SHAREHOLDERS OF MEDPLUS, INC.:

You are cordially invited to attend the annual meeting of shareholders of MedPlus, Inc. to be held on August 30, 2001 at local time at _____________________________, for the following purposes:

1. To consider and vote on a proposal to adopt and approve a merger agreement dated April 25, 2001 among MedPlus, Quest Diagnostics Incorporated and Q-M Merger Sub, Inc., a wholly-owned subsidiary of Quest Diagnostics, pursuant to which Q-M Merger Sub will merge with and into MedPlus. As a result of the transaction, MedPlus will become a wholly-owned subsidiary of Quest Diagnostics. The merger agreement provides that, upon consummation of the merger, each share of common stock and Series A convertible preferred stock of MedPlus issued and outstanding immediately prior to the merger, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be converted into the right to receive $2.00 in cash. A copy of the merger agreement is set forth as Appendix A to the attached proxy statement.

2. To elect eight directors to serve until the 2002 Annual Meeting.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on July 20, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. Only shareholders of record of that time will be entitled to notice of and to vote at the annual meeting.

A proxy statement and proxy containing more detailed information with respect to the matters to be considered at the annual meeting accompany this notice.

The board of directors, with one director excused because he is also the chief executive officer and a director of Quest Diagnostics, has determined that the merger is consistent with and in furtherance of the long-term business strategy of MedPlus and fair to, and in the best interests of, MedPlus and its shareholders and has unanimously approved the merger agreement and the merger contemplated by the merger agreement. The board unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and the merger.

By Order of the Board of Directors

Robert E. Kenny III
Secretary

July __, 2001

IMPORTANT

As a shareholder, you are urged to complete and mail the proxy promptly whether or not you plan to attend this annual meeting in person. The enclosed envelope for return of proxy requires no postage if mailed in the U.S.A. Shareholders attending the meeting may personally vote on all matters which are considered in which event their signed proxies are revoked. It is important that your shares be voted. In order to avoid the additional expense to MedPlus of further solicitation, we ask your cooperation in mailing your proxy promptly.

This proxy statement is dated July ___, 2001 and is first being mailed to shareholders on or about July ___, 2001.

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Summary Term Sheet

Pursuant to the terms of the merger agreement:

- Q-M Merger Sub, a wholly-owned subsidiary of Quest Diagnostics, will merge with and into MedPlus, with MedPlus being the surviving corporation. As a result of the merger, MedPlus will become a wholly-owned subsidiary of Quest Diagnostics. Please see the section entitled "The Merger Agreement- The Merger," page 25.

- Each share of MedPlus common stock and Series A convertible preferred stock issued and outstanding immediately prior to the merger, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be cancelled and will be converted into the right to receive $2.00 in cash. Please see the section entitled "The Merger Agreement - Conversion of Securities," page 25.

- Each share of MedPlus common stock and preferred stock held in the treasury of MedPlus or owned by Quest Diagnostics or a subsidiary of Quest Diagnostics or MedPlus immediately prior to the merger will be cancelled and retired and will cease to exist without any conversion or payment. Please see the section entitled "The Merger Agreement - Conversion of Securities," page 25.

- Each share of common stock of Q-M Merger Sub issued and outstanding immediately prior to the merger will be converted and exchanged for one share of common stock of the surviving corporation. Please see the section entitled "The Merger Agreement - Conversion of Securities," page 25.

- As a condition precedent to Quest Diagnostics agreeing to enter into the merger agreement, certain shareholders of MedPlus owning approximately 29% of the outstanding shares of MedPlus common stock, approximately 98% of the outstanding shares of MedPlus preferred stock and 44% of the outstanding shares of common stock and preferred stock treated as a single class, entered into a voting agreement dated as of April 25, 2001 with Quest Diagnostics pursuant to which such shareholders agreed to vote their shares in favor of the merger of Q-M Merger Sub with and into MedPlus and against any alternative transaction and have granted Quest Diagnostics an irrevocable proxy in such regard. Those shareholders together with Quest Diagnostics, which owns approximately 18% of the outstanding voting shares of MedPlus, hold approximately 63% of the total outstanding voting stock of MedPlus and have sufficient voting power to approve the merger agreement and the merger under MedPlus' Amended Articles of Incorporation and applicable law regardless of the vote of any other MedPlus shareholder. Please see the section entitled "Certain Related Agreements - Voting Agreement," page 32.

- In deciding to approve the merger agreement, the board of directors considered the advantages and disadvantages of the proposed merger. The advantages of the merger are that it will:

- Promote the long-term interests of MedPlus, our shareholders and our employees, customers and creditors;

- Satisfy our cash requirements for operations, working capital and capital expenditures;

- Advance our strategic objectives in the healthcare information technology market; and

- Make our products and services available to the large physician and hospital customer base of Quest Diagnostics.

Most importantly, without the merger, the future financial viability of MedPlus was in doubt. The primary disadvantage of the merger is that the purchase price of $2.00 per share is in the form of cash consideration so the MedPlus shareholders will not be able to participate in the long-term prospects of MedPlus. Please see the section entitled "The Merger - Background of the Merger," page 13.

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TABLE OF CONTENTS

Summary Term Sheet	i
SUMMARY	1
The Annual Meeting	1
Record Date for Voting; Votes Required	1
The Merger Generally	1
The Companies	2
Opinion of Financial Advisor	3
Certain Federal Income Tax Consequences	3
The Merger Agreement	3
Interests of Certain Persons in the Merger	6
Rights of Dissenting Shareholders	6
THE ANNUAL MEETING	7
Purpose	7
Date, Place and Time	7
Record Date, Voting Rights and Votes Required	7
How to Revoke a Proxy	8
Solicitation of Proxies	8
Rights of Dissenting Shareholders	9
THE COMPANIES	11
MedPlus	11
Quest Diagnostics	11
Q-M Merger Sub	12
THE MERGER	12
Background of the Merger	12
Reasons for the Merger; Recommendation of the Board of Directors	15
Opinion of Financial Advisor	16
Interests of Certain Persons in the Merger	20
Accounting Treatment	21
Certain Federal Income Tax Consequences	21
Expenses and Fees	23
THE MERGER AGREEMENT	23
Effective Time of the Merger	23
The Merger	23
Conversion of Securities	23
Surrender of Stock Certificates	23
Stock Options	24
Warrants	25
Representations and Warranties	25
Conduct of the Business Pending the Merger	26
Additional Agreements	28
Conditions to Completing the Merger	29
Termination	29
Indemnification	30
Amendment and Waiver	30
CERTAIN RELATED AGREEMENTS	30
Voting Agreement	30
Employment Agreements	31
Credit Agreement	31
RIGHTS OF DISSENTING SHAREHOLDERS	31
ELECTION OF DIRECTORS	32
Information with Respect to Directors and Executive Officers	32
Security Ownership of Certain Beneficial Owners and Management	35
Section 16(a) Beneficial Ownership Reporting Compliance	39
Board of Directors Meetings and Committees	40
Director Compensation	41
Executive Compensation	41
Certain Relationships and Related Transactions	46
INDEPENDENT AUDITORS	47
Audit fees	47
Financial Information Systems Design and Implementation Fees	47
All Other Fees	47
SHAREHOLDER PROPOSALS	47
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	48
OTHER MATTERS	48

APPENDICES
Merger Agreement	Appendix A
Rights of Dissenting Shareholders Under Ohio Corporate Law	Appendix B
Opinion of KPMG Consulting, Inc.	Appendix C
Voting Agreement	Appendix D
Audit Committee Charter	Appendix E

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SUMMARY

This summary highlights selected information from this proxy statement and documents incorporated herein by reference. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement and all of the appendices. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. In particular, you should read the merger agreement which is attached as Appendix A to this proxy statement.

The Annual Meeting

Our annual meeting of shareholders will be held at _______________ local time, on August 30, 2001, at _____________________________________________. At the annual meeting, you will be asked:

1. To approve and adopt the merger agreement and the merger contemplated by the merger agreement;

2. To elect eight directors to serve until the 2002 annual meeting of shareholders; and

3. To act on any other items that may be submitted to properly come before the meeting and any adjournment thereof.

Please see the section entitled "The Annual Meeting," page 8.

Record Date for Voting; Votes Required

You can vote at the annual meeting of shareholders if you owned MedPlus common stock or Series A convertible preferred stock at the close of business on July 20, 2001. You will be able to cast one vote for each share of MedPlus common stock and preferred stock you owned at that time. The merger agreement and the merger must be approved by the affirmative vote of (i) the holders of a majority of the outstanding MedPlus common stock and preferred stock, voting as a single class and (ii) the holders of two-thirds of the outstanding preferred stock. The eight nominees for director receiving the most votes will be elected as directors. Please see the section entitled "The Annual Meeting - Record Date, Voting Rights and Votes Required," page 8.

Pursuant to the voting agreement, certain shareholders owning approximately 29% of the outstanding shares of MedPlus common stock and approximately 98% of the outstanding shares of MedPlus preferred stock have agreed to vote their shares in favor of the merger agreement and the merger and against any alternative transaction and have granted Quest Diagnostics an irrevocable proxy in such regard. Those shareholders together with Quest Diagnostics, which owns approximately 18% of the outstanding voting shares of MedPlus, hold approximately 63% of the total outstanding voting stock of MedPlus and have sufficient voting power to approve the merger agreement and the merger under MedPlus' Amended Articles of Incorporation and applicable law regardless of the vote of any other MedPlus shareholder. Please see the section entitled "Certain Related Agreements - Voting Agreement," page 32.

The Merger Generally

The merger agreement contemplates the merger of Q-M Merger Sub, a wholly-owned subsidiary of Quest Diagnostics, with and into MedPlus. As a result of the merger, MedPlus will become a wholly-owned subsidiary of Quest Diagnostics. The merger agreement provides that, upon consummation of the merger, each share of MedPlus common stock and preferred stock issued and outstanding immediately prior to the merger, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be cancelled and will be converted into the right to receive $2.00 in cash. The merger is for cash only. After the closing, current MedPlus shareholders, other than Quest Diagnostics, will have no further ownership interest in MedPlus. Please see the sections entitled "The Merger" and "The Merger Agreement," pages 13 and 24, respectively, for more information concerning the merger.

The board of directors, with one director excused because he is also the chief executive officer and a director of Quest Diagnostics, has determined that the merger is consistent with and in furtherance of a long-term business strategy of MedPlus and fair to, and in the best interests of, MedPlus and its shareholders and has unanimously approved the merger agreement and the merger contemplated by the merger agreement. The board unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and the merger. Please see section entitled "The Merger - Reasons for the Merger; Recommendation of the Board of Directors," page 16.

The Companies

MedPlus, Inc.

8805 Governor's Hill Drive

Suite 100

Cincinnati, Ohio 45249

(513) 583-0500

MedPlus is a developer and integrator for clinical connectivity and data management solutions for healthcare organizations and clinicians. These solutions efficiently and securely collect, store, manage and retrieve clinical and other information within an organization, enterprise or community via virtual private networks and/or the Internet. We also provide workflow and content management solutions to customers in a variety of industries. MedPlus classifies its business in two operating segments: (i) Health Care Solutions and (ii) Workflow and Content Management.

Health Care Solutions: Our health care solutions include eMaxxTM (physician-focused web-based clinical integration portal solution), ChartMaxxTM) (complete electronic patient record solution) and OptiMaxx(R) (records storage and retrieval solution). These products have been implemented in more than 125 hospitals throughout North America.

Workflow and Content Management: Our Universal Document Management Systems subsidiary develops and sells Step2000(R), a workflow content management and application development software product that coordinates the utilization of information on an enterprise-wide basis. Universal Document serves customers in a variety of industries through value-added resellers and OEMs.

MedPlus is currently traded on the Nasdaq National Market under the symbol "MEDP." Please see the section entitled "The Companies - MedPlus," page 12.

Quest Diagnostics Incorporated

One Malcolm Avenue

Teterboro, New Jersey 07608

(201) 393-5000

Quest Diagnostics is the nation's leading provider of diagnostic testing and related services for the healthcare industry. It offers a broad range of clinical laboratory testing services used by physicians in the detection, diagnosis, evaluation, monitoring and treatment of diseases and other medical conditions. Quest Diagnostics is currently traded on the New York Stock Exchange under the symbol "DGX". Please see the section entitled "The Companies - Quest Diagnostics," page 12.

Q-M Merger Sub, Inc.

One Malcolm Avenue

Teterboro, New Jersey 07608

(201) 393-5000

Q-M Merger Sub is a direct, wholly-owned subsidiary of Quest Diagnostics and was incorporated solely for purposes of consummating the merger. Q-M Merger Sub has engaged in no other business activities and has conducted its operations only as contemplated by the merger agreement. Please see the section entitled "The Companies - Q-M Merger Sub," page 13.

Opinion of Financial Advisor

KPMG Consulting, Inc., MedPlus' financial advisor, delivered a written opinion to the board of directors that, as of April 15, 2001 and as of the date of this proxy statement, the merger consideration was fair to MedPlus shareholders from a financial point of view. The opinion is not a recommendation to any shareholder as to how to vote. We have attached the opinion to this document as Appendix C. You should read it carefully. KPMG Consulting has been paid fees of $140,000 for its financial advisory services. KPMG Consulting is not entitled to any fees which are dependent upon consummation of the merger. MedPlus also has agreed to indemnify KPMG Consulting against certain liabilities. Please see the section entitled "The Merger - Opinion of Financial Advisor," page 18.

Certain Federal Income Tax Consequences

In general, you will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash you receive pursuant to the merger agreement or pursuant to your exercise of dissenters' rights and your adjusted tax basis in your common stock or preferred stock. Such gain or loss generally will be treated as a capital gain or capital loss provided you held the common stock or preferred stock as a capital asset. The transaction may also be taxable under applicable state, local and foreign tax laws. You are urged to consult your own tax advisor. Please see the section entitled "The Merger - Certain Federal Income Tax Consequences," page 23.

The Merger Agreement

Conversion of Securities. At the effective time of the merger, each issued and outstanding share of MedPlus common stock and preferred stock, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be converted into the right to receive $2.00 in cash per share, as more fully described in the accompanying proxy statement. Each share of common stock and preferred stock held in the treasury of MedPlus or owned by Quest Diagnostics or a subsidiary of Quest Diagnostics or MedPlus immediately prior to the merger will be cancelled and retired. Each share of common stock of Q-M Merger Sub issued and outstanding immediately prior to the merger will be converted into and exchanged for one share of common stock of the surviving corporation. Please see the section entitled "The Merger Agreement - Conversion of Securities," page 25.

Surrender of Stock Certificates. Within three business days after the merger is effective, Quest Diagnostics' paying agent will mail to you a form of letter of transmittal and related instructions to effect the surrender of certificates representing your shares of common stock and preferred stock in exchange for $2.00 per share in accordance with the merger agreement. Please see the section entitled "The Merger Agreement - Surrender of Stock Certificates," page 25.

Stock Options. The merger agreement provides that currently outstanding MedPlus stock options will be cancelled and the holders thereof will be entitled to receive an amount (net of withholding tax) equal to the product of (i) the number of shares of common stock subject to such option and (ii) the excess, if any, of $2.00 over the exercise price per share of common stock subject to the cancelled option.

Subsequent to the execution of the merger agreement, Quest Diagnostics and MedPlus have determined that the holders of MedPlus options will also be offered one of the following:

- For each MedPlus option with an exercise price less than $2.50, Quest Diagnostics will offer to convert the MedPlus option into an equivalent Quest Diagnostics stock option grant. Consistent with the original grant terms, the options will be immediately vested and exercisable as a result of the change in control. The formula for determining the number of Quest Diagnostics options is based upon the exercise price of the MedPlus stock option and the fair market value of Quest Diagnostics common stock at the effective time of the merger; or

- For all MedPlus options with an exercise price greater than $2.50, the options will be cancelled and will be replaced with a new grant of Quest Diagnostics stock options. The formula for determining the number of Quest Diagnostics options is based upon the exercise price and expiration date of the MedPlus stock option and the fair market value of Quest Diagnostics common stock at the effective time of the merger. The exercise price for each of those replacement grants will be set equal to the fair market value of the Quest Diagnostics common stock at the effective time of the merger and will be subject to new vesting restrictions.

Subject to the foregoing, all outstanding employee stock options will be treated equally, including options held by officers of MedPlus. All outstanding shares of common stock subject to any right of repurchase or other forfeiture restriction related to the performance of services to MedPlus will become free of such restriction immediately prior to the merger. Please see the section entitled "The Merger Agreement - Stock Options," page 26.

Warrants. At or following the effective time of the merger, the holder of each issued and outstanding common stock warrant of MedPlus will be entitled to receive in settlement and cancellation of such common stock warrant, upon exercise of such common stock warrant in accordance with its terms, an amount in cash equal to the product of (i) the number of shares of common stock issuable upon exercise of such warrant and (ii) $2.00. All MedPlus warrants are fully vested. All warrants for MedPlus preferred stock will be cancelled and converted into the right to receive an amount equal to the product of (i) the number of shares of preferred stock subject to the warrants and (ii) the excess of $2.00 over the exercise price per share of preferred stock subject to such warrants. The exercise price for all warrants for MedPlus preferred stock is $1.66 per share. Please see the section entitled "The Merger Agreement - Warrants," page 27.

Voting Required for Approval. Approval and adoption of the merger agreement and the merger contemplated by the merger agreement requires the affirmative vote of (i) the holders of a majority of the outstanding shares of common stock and preferred stock entitled to vote at the annual meeting, voting as a single class and (ii) the holders of two-thirds of the outstanding shares of preferred stock. Pursuant to the voting agreement, certain shareholders owning approximately 29% of the outstanding shares of MedPlus common stock and approximately 98% of the outstanding shares of MedPlus preferred stock have agreed to vote their shares in favor of the merger agreement and the merger and against any alternative transaction and have granted Quest Diagnostics an irrevocable proxy in such regard. Those shareholders together with Quest Diagnostics, which owns approximately 18% of the outstanding voting shares of MedPlus, hold approximately 63% of the total outstanding voting stock of MedPlus and have sufficient voting power to approve the merger agreement and the merger under MedPlus' Amended Articles of Incorporation and applicable law regardless of the vote of any other MedPlus shareholder. Please see the section entitled "Certain Related Agreements - Voting Agreement," page 32.

No Solicitation of Transactions. We have agreed that prior to the effective time of the merger, we will not directly or indirectly (i) solicit, initiate, encourage or facilitate the making of certain proposals relating to the purchase of the business, assets, properties or securities of MedPlus or our subsidiaries or to a merger or similar transaction involving MedPlus or our subsidiaries, (ii) engage in discussions or negotiations with any person with respect to such a proposal, (iii) disclose any nonpublic information or afford access to the properties, books or records of MedPlus to any person that has made or is considering making any such proposal, (iv) approve or recommend any such proposal or (v) execute any agreement in connection with any such proposal. We may, under certain circumstances, participate in discussions regarding unsolicited proposals from third parties. Please see the section entitled "The Merger Agreement - Additional Agreements," page 30.

Conditions to Completing the Merger. The obligations of MedPlus, Quest Diagnostics and Q-M Merger Sub to consummate the merger are subject to various conditions, including, without limitation, obtaining the requisite shareholder approval and the absence of any governmental order making the merger illegal or otherwise prohibiting consummation of the merger. Please see the section entitled "The Merger Agreement - Conditions to Completing the Merger," page 30.

Termination. MedPlus and Quest Diagnostics may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger. Either party may terminate the merger agreement prior to the merger if:

- The merger has not been completed by October 15, 2001, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate it;

- A governmental authority issues a final and nonappealable order that makes the merger illegal or otherwise prohibits the merger;

- The other party breaches the merger agreement such that the conditions to completing the merger would not be satisfied and such breach is not corrected within the specified time; or

- The shareholders of MedPlus do not approve the merger agreement and the merger.

Quest Diagnostics may also terminate the merger agreement if (i) the board of directors fails to recommend or changes its recommendation of the merger agreement and the merger in a manner adverse to Quest Diagnostics or Q-M Merger Sub or fails to call the annual meeting, or (ii) our audited financial statements are not similar in all material respects to our unaudited financial statements or are not accompanied by an unqualified opinion of KPMG LLP. Subsequent to the execution of the merger agreement, MedPlus delivered audited financial statements which were similar in all material respects to the unaudited financial statements and were accompanied by an unqualified opinion of KPMG LLP. Accordingly, Quest Diagnostics no longer has the right to terminate the merger agreement under that provision.

Interests of Certain Persons in the Merger

Certain of our directors and officers have interests that may present them with potential conflicts of interest in connection with the merger. The board of directors is aware of the conflicts and has considered them in addition to the other matters described under "The Merger - Reasons for the Merger; Recommendation of the Board of Directors" when it approved the merger agreement and recommended that shareholders vote in favor of the merger. Please see the section entitled "The Merger - Interests of Certain Persons in the Merger," page 22.

Shares of common stock and preferred stock held by officers and directors will be converted into the right to receive the same consideration as shares of common stock and preferred stock held by other shareholders. Options held by our officers will be treated in the same manner as any options held by other employee option holders. Please see the section entitled "The Merger - Interests of Certain Persons in the Merger," page 22.

Richard A. Mahoney, our Chairman of the Board and Chief Executive Officer, owns 832,382 shares of MedPlus common stock and has voting power with respect to 1,632,075 shares of MedPlus common stock. Philip S. Present, our President and Chief Operating Officer, owns 61,755 shares of MedPlus common stock. Kenneth W. Freeman, a current member of our board of directors and a nominee for election, is the Chairman of the Board and Chief Executive Officer of Quest Diagnostics. Quest Diagnostics and its affiliates own 1,918,465 shares of MedPlus common stock. Edward L. Cahill, a current member of our board of directors and a nominee for election, is a principal of Cahill Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. Cahill Warnock Strategic Partners Fund and Strategic Associates own, in the aggregate, 81,839 shares of MedPlus common stock, 2,313,978 shares of MedPlus preferred stock and warrants to purchase 25,000 shares of MedPlus common stock at $5.6875 per share and 987,106 shares of MedPlus preferred stock at $1.66 per share.

Pursuant to the voting agreement, Cahill Warnock Strategic Partners Fund, Strategic Associates, Mr. Mahoney and Mr. Present have granted Quest Diagnostics an irrevocable proxy to vote their shares of MedPlus in favor of the merger agreement and the merger. Further, they have agreed not to sell, transfer, assign, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any trust or enter into a voting agreement or arrangement, or create or permit to exist any encumbrance with respect to, any of their shares of MedPlus or any interest therein.

Pursuant to the merger agreement, Quest Diagnostics has agreed for six years after the effective time of the merger to cause the surviving corporation to maintain in effect directors' and officers' liability insurance policies with at least the same coverage as in place prior to the merger or to assume the indemnification obligations of the surviving corporation with respect to our directors and officers. Please see the section entitled "The Merger Agreement - Indemnification," page 32.

The current employment agreements of Mr. Mahoney and Mr. Present contain provisions relating to a merger or other change in control of MedPlus. Upon consummation of the merger, MedPlus and certain of our officers and an employee will enter into amendments to their current employment agreements. Please see the section entitled "Certain Related Agreements - Employment Agreements," page 33.

Rights of Dissenting Shareholders

MedPlus shareholders can become dissenting shareholders and have the right to be paid the fair cash value of their shares of MedPlus after the effective time of the merger. The conditions and requirements for perfecting your rights as a dissenting shareholder are further explained in the section entitled "The Annual Meeting - Rights of Dissenting Shareholders," page 10.

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THE ANNUAL MEETING

Purpose

We are furnishing this proxy statement to you as a holder of MedPlus common stock or Series A convertible preferred stock in connection with the proxy solicitation by the board of directors of MedPlus. The board of directors will use the proxies at the annual meeting of shareholders to be held on August 30, 2001, and at any adjournments of that meeting.

At the annual meeting, you will vote on a proposal to approve the merger agreement and the merger contemplated by the merger agreement. Pursuant to the merger agreement, Q-M Merger Sub, a wholly-owned subsidiary of Quest Diagnostics, will merge with and into MedPlus. After the merger, MedPlus will be a wholly-owned subsidiary of Quest Diagnostics. In the merger, each share of MedPlus common stock and preferred stock issued and outstanding immediately before the merger, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be converted into the right to receive $2.00 in cash. You are urged to read a copy of the merger agreement attached as Appendix A to this proxy statement.

You also will be asked to elect directors to serve until the 2002 annual meeting. Please see the section entitled "Election of Directors," page 34 for more information.

The board of directors, with one director excused because he is also the chief executive officer and a director of Quest Diagnostics, has determined that the merger is consistent with and in furtherance of the long-term business strategy of MedPlus and fair to, and in the best interests of, MedPlus and its shareholders and has unanimously approved the merger agreement and the merger contemplated by the merger agreement. The board unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and the merger. The board of directors also recommends that you vote "FOR" the election of the nominees to the board of directors of MedPlus named in this proxy statement.

Date, Place and Time

Our annual meeting of shareholders will be held at ___________________________________________________ at _______________, local time, on August 30, 2001.

Record Date, Voting Rights and Votes Required

The board of directors fixed the close of business on July 20, 2001 as the record date for determining those shareholders who are entitled to notice of and to vote at the annual meeting. Only holders of common stock and preferred stock of record on the books of MedPlus at the close of business on the record date have the right to receive notice of and to vote at the annual meeting. On the record date, there were 8,175,267 shares of common stock and 2,371,815 shares of preferred stock issued and outstanding.

You will have one vote for each share of common stock and preferred stock owned on the record date. In order for the annual meeting to be held, a quorum must be present. A quorum is established when a majority of the outstanding shares of common stock and preferred stock are represented at the annual meeting either in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Approval and adoption of the merger agreement and the merger contemplated by the merger agreement requires the affirmative vote of (i) the holders of a majority of the outstanding shares of common stock and preferred stock entitled to vote at the annual meeting, voting as a single class and (ii) the holders of two-thirds of the outstanding shares of preferred stock. The eight nominees for director receiving the most votes will be elected as directors.

Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention or broker non-vote will have the same effect as a vote against the approval of the merger agreement and the merger. Directors will be elected without regard to either abstentions or broker non-votes.

Properly executed proxies that we receive before the vote at the annual meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted "FOR" the proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement and "FOR" the election of the persons nominated to be directors. Additionally, the proxy holder may vote the proxy in his or her discretion as to any other matter which may come properly before the annual meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the annual meeting in order to permit further solicitation of proxies if there are not sufficient votes to approve a proposal at the time of the annual meeting. However, no proxy holder will vote any proxies voted against approval and adoption of the merger agreement in favor of a proposal to adjourn the annual meeting.

Pursuant to the voting agreement, certain shareholders owning approximately 29% of the outstanding shares of MedPlus common stock, approximately 98% of the outstanding shares of MedPlus preferred stock and 44% of the outstanding shares of common stock and preferred stock treated as a single class have agreed to vote their shares in favor of the merger agreement and merger and against any alternative transaction and have granted Quest Diagnostics an irrevocable proxy in such regard. Those shareholders together with Quest Diagnostics, which owns approximately 18% of the outstanding voting shares of MedPlus, hold approximately 63% of the total outstanding voting stock of MedPlus and have sufficient voting power to approve the merger agreement and the merger under MedPlus' amended Articles of Incorporation and applicable law regardless of the vote of any other MedPlus shareholder.

How to Revoke a Proxy

Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy.

You may revoke a proxy at any time before its exercise by delivering a duly executed revocation or a proxy bearing a later date to Robert E. Kenny III, MedPlus, Inc., 8805 Governor's Hill Drive, Suite 100, Cincinnati, Ohio 45249 or by giving notice of revocation at the annual meeting prior to the vote. In addition, you may revoke your proxy by voting your shares in person at the annual meeting by providing notice of your intention to do so prior to the voting of the proxy.

Solicitation of Proxies

Proxies are being solicited on behalf of the board of directors. We will bear the cost of soliciting proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, in person or through other means. We will not compensate those people for the solicitation, but will reimburse them for reasonable out-of-pocket expenses they have in connection with this solicitation. We may also arrange for brokerage firms, fiduciaries and other custodians to send solicitation materials to the beneficial owners of shares held of record by those persons. We will reimburse those brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses. We will pay all expenses associated with the printing and mailing of this proxy statement to our shareholders.

Rights of Dissenting Shareholders

Under Ohio law, shareholders of MedPlus have the right to dissent from the merger and receive the fair cash value of their shares of MedPlus common stock and preferred stock. Shareholders that elect to exercise their dissenters' rights must comply with the provisions of Section 1701.85 of the Ohio General Corporation Law, a copy of which is attached as Appendix B.

Below are the steps which you must take if you are a MedPlus shareholder and you wish to exercise dissenters' rights with respect to the merger. The description is not complete and you should read Section 1701.85 of the Ohio General Corporation Law. Failure to take any one of the required steps may result in termination of a shareholder's dissenters' rights. If you are a MedPlus shareholder considering dissenting, you should consult your own legal advisor.

1. Must be a shareholder of record. To be entitled to dissenters' rights, you must be the record holder of the dissenting shares as of July 20, 2001. If you have a beneficial interest in shares of MedPlus common stock or preferred stock that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the steps described below.

2. Do not vote in favor of the merger. You must not vote shares as to which you seek fair cash value in favor of the approval and adoption of the merger agreement and the merger contemplated by the merger agreement at the annual shareholders meeting. This requirement will be satisfied:

- if a properly executed proxy is submitted with instructions to vote "against" the merger or to "abstain" from this vote;

- if no proxy is returned and no vote is cast at the annual meeting in favor of the merger; or

-if you revoke a proxy and later "abstain" from or vote "against" the merger.

A vote "FOR" the merger is a waiver of dissenters' rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the merger and will constitute a waiver of dissenters' rights. Failure to vote does not constitute a waiver of dissenters' rights.

3. Filing a written demand. You must serve a written demand for the fair cash value of the dissenting shares upon MedPlus on or before the tenth day after the shareholder vote approving the merger agreement and the merger. We will not inform shareholders of the expiration of the ten-day period, and therefore, you are advised to retain this document. The required written demand must specify your name and address, the number of dissenting shares held of record on the record date of the meeting, the class of the dissenting shares and the amount claimed as the fair cash value of the dissenting shares. Voting against the merger is not a written demand as required by Section 1701.85 of the Ohio General Corporation Law.

4. Delivery of certificates for legending. If requested by MedPlus, you must submit your certificates for dissenting shares to the company within 15 days after the company sends its request for endorsement on the certificates by the company of a legend that a demand for fair cash value has been made. The certificates will be returned promptly to you by MedPlus.

5. Petitions to be filed in court. If you and MedPlus cannot agree on the fair cash value of the dissenting shares, you must, within three months after service of your demand for fair cash value, file a complaint in the Court of Common Pleas of Hamilton County, Ohio, for a determination of the fair cash value of the dissenting shares. We are also permitted to file a complaint. The court, if it determines that you are entitled, will order that you be paid the fair cash value per share. The costs of the proceeding, including reasonable compensation to the appraisers, will be assessed as the court considers equitable. "Fair cash value" is the amount that a willing seller, under no compulsion to sell would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amount specified in the dissenting shareholder's demand. Fair cash value is determined as of the day before the annual meeting. The amount of the fair cash value excludes any appreciation or depreciation in market value of your shares resulting from the merger. The fair cash value of your shares may be higher, the same or lower than the market value of the shares on the date of the merger.

Your right to be paid the fair cash value of the dissenting shares will terminate if:

- for any reason the merger does not become effective;

- you fail to make a timely written demand on MedPlus;

- you do not, upon request by MedPlus, timely surrender certificates for an endorsement of a legend that a demand for the fair cash value of the dissenting shares has been made;

- you withdraw your demand, with the consent of the board of directors; or

- MedPlus and you have not come to an agreement as to the fair cash value of the dissenting shares and you have not filed a complaint within three months after service of your demand for fair cash value.

From the time you make your demand, your rights as a shareholder shall be suspended. If we pay cash dividends during the suspension, dissenting shareholders will be paid any such dividend as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated, all rights with respect to the dissenting shares will be restored to you. Any distribution that would have been made to you had you not made a demand will be made at the time of the termination.

To be effective, a demand for fair cash value by a shareholder of MedPlus common stock or preferred stock must be made by or in the name of the record holder, fully and correctly, as the shareholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial owner must, in such cases, have the record holder submit the required demand in respect of such shares. If you hold your shares of common stock or preferred stock in a brokerage account or in other nominee form and you wish to exercise dissenters' rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for fair cash value by such nominee. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

The foregoing constitutes a brief description of the rights of dissenting shareholders and does not purport to be a complete statement of such rights or the procedures to be followed by shareholders desiring to receive the fair cash value of their shares. Each shareholder who may desire to receive the value of his or her shares should consult Section 1701.85 of the Ohio Revised Code and strictly adhere to all of the provisions thereof. A copy of that section is attached hereto as Appendix B and this discussion concerning the rights of dissenting shareholders is qualified in its entirety by reference to that section.

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THE COMPANIES

MedPlus

MedPlus was incorporated under the laws of the State of Ohio on December 19, 1991 and has been in continuous operation since that time. Our principal office is located at 8805 Governor's Hill Drive, Suite 100, Cincinnati, Ohio 45249.

MedPlus is a developer and integrator for clinical connectivity and data management solutions for healthcare organizations and clinicians. These solutions efficiently and securely collect, store, manage and retrieve clinical and other information within an organization, enterprise or community via virtual private networks and/or the Internet. We also provide workflow and content management solutions to customers in a variety of industries. MedPlus classifies its business in two operating segments: (i) Health Care Solutions and (ii) Workflow and Content Management.

Health Care Solutions: Our health care solutions include eMaxxTM (physician-focused web-based clinical integration portal solution), ChartMaxxTM)complete electronic patient record solution) and OptiMaxx(R) (records storage and retrieval solution). These products have been implemented in more than 125 hospitals throughout North America.

Workflow and Content Management: Our Universal Document Management Systems subsidiary develops and sells Step2000(R), a workflow content management and application development software product that coordinates the utilization of information on an enterprise-wide basis. Universal Document serves customers in a variety of industries through value-added resellers and OEMs.

Quest Diagnostics

Quest Diagnostics is a Delaware corporation and its principal office is located at One Malcolm Avenue, Teterboro, New Jersey 07608. It is the successor to MetPath Inc., a New York corporation that was organized in 1967, and was a subsidiary of Corning Incorporated from 1982 to 1996.

Quest Diagnostics is the nation's leading provider of diagnostic testing and related services for the healthcare industry. It offers a broad range of clinical laboratory testing services used by physicians in the detection, diagnosis, evaluation, monitoring and treatment of diseases and other medical conditions.

Quest Diagnostics currently processes over 100 million requisitions each year. Its customers include physicians, hospitals, managed care organizations, employers, governmental institutions and other independent clinical laboratories. It has a network of principal laboratories located in approximately 30 major metropolitan areas throughout the United States, several joint venture laboratories, approximately 150 smaller rapid response laboratories and approximately 1,300 patient service centers. Quest Diagnostics operates an esoteric testing laboratory and development facility known as Nichols Institute located in San Juan Capistrano, California as well as laboratory facilities in Mexico City, Mexico and near London, England.

In addition to its laboratory testing business, its clinical trials business provides testing to support clinical trials of new pharmaceuticals worldwide. Quest Diagnostics also collects and analyzes laboratory, pharmaceutical and other data through its Quest Informatics division in order to help pharmaceutical companies with their marketing and disease management efforts, as well as to help large healthcare customers better manage the health of their patients.

Q-M Merger Sub

Q-M Merger Sub was incorporated under the laws of the State of Ohio on April 18, 2001. It is a direct, wholly-owned subsidiary of Quest Diagnostics and was incorporated solely for purposes of consummating the merger. Q-M Merger Sub has engaged in no other business activities and has conducted its operations only as contemplated by the merger agreement. Its principal office is located at One Malcolm Avenue, Teterboro, New Jersey 07608.

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THE MERGER

The discussion in this proxy statement of the merger and the description of the principal terms and conditions of the merger agreement is a summary only. You should refer to the merger agreement for the details of the merger. We have attached a copy of the merger agreement to this proxy statement as Appendix A. You should read Appendix A and the other Appendices to this proxy statement carefully.

Background of the Merger

Since inception in 1991, we have funded our operations, working capital needs and capital expenditures primarily through a combination of cash generated by operations, the sale of our operating assets, debt financing, offerings of our common stock to the public and other private equity financing arrangements. Over the past few years, our net cash outlays have exceeded our ability to generate cash through operations resulting in the need to obtain additional working capital. Our sales of systems and our revenues have been negatively impacted by our customers' concerns about our financial condition. Further, our software development efforts, the development of new products and our eHealth business, and the expansion of our marketing, sales and customer support staff, among other aspects of our strategy, will require significant expenditures over the next several years. Those considerations have led to various transactions which have culminated in the merger.

Our relationship with Quest Diagnostics began in 1998. For the past three years, Quest Diagnostics has been a customer of MedPlus for our OptiMaxx and Step2000 products and more recently, for our eHealth business. On June 19, 2000, we entered into a stock subscription agreement with Quest Diagnostics Ventures LLC, a wholly-owned subsidiary of Quest Diagnostics, pursuant to which Quest Diagnostics Ventures provided approximately $9.5 million in equity financing to MedPlus. Pursuant thereto, Quest Diagnostics Ventures purchased 1,818,465 shares of MedPlus common stock for approximately $5.22 per share. In addition to the equity financing received by MedPlus, Richard Mahoney, our Chief Executive Officer, sold to Quest Diagnostics Ventures 100,000 shares of MedPlus common stock for approximately $5.22 per share. The purchase price of $5.22 per share was equal to the average closing price for MedPlus common stock on the Nasdaq National Market over the 15 trading days immediately preceding the date of the sale. In total, Quest Diagnostics Ventures acquired 1,918,465 shares of common stock, representing 18.4% of our voting stock. As part of the stock subscription agreement, we also issued to Quest Diagnostics Ventures a warrant to purchase a total of 2,884,513 shares of common stock with an exercise price of $5.73 per share. The exercise price for the warrant is subject to certain antidilution provisions related to the future issuance of MedPlus common stock and convertible securities. The warrant was not subject to any vesting limitations and was immediately exercisable in full. Quest Diagnostics Ventures has informed MedPlus that it does not intend to exercise the warrant prior to the completion of the merger. However, had Quest Diagnostics Ventures exercised the warrant as of the record date, it would have owned 36% of MedPlus voting stock. The merger agreement does not provide for the cancellation of the warrant as a result of the merger. The proceeds were utilized to fund working capital and investing activities and to repay certain subordinated debentures. The stock subscription agreement provides that so long as Quest Diagnostics Ventures remains the holder of at least 10% of the common stock of MedPlus, MedPlus is obligated to use its best efforts to maintain a designee of Quest Diagnostics Ventures as a member of the MedPlus board of directors.

Separately, we executed a national sales and marketing agreement with Quest Diagnostics. Pursuant to the national sales and marketing agreement, Quest Diagnostics has agreed to promote and market ChartMaxx and eMaxx to integrated health delivery networks and affiliated physician networks. In exchange for such services, MedPlus has agreed to pay Quest Diagnostics a referral fee equal to 3% of the gross revenue generated in connection with each ChartMaxx or eMaxx installation. In addition, MedPlus has agreed to provide training to Quest Diagnostics' sales force and other personnel. The initial term of the national sales and marketing agreement is 18 months, which began in June 2000. The agreement automatically renews for one year periods unless terminated as provided in the agreement. No fees have been paid to date under the agreement.

In the late summer and fall of 2000, our management determined that the equity financing received from Quest Diagnostics, our forecasted fiscal 2001 operating performance and our expected cash balances would not be sufficient to satisfy our anticipated future obligations. During this process, management concluded that as a result of the continuing decline in the trading price of MedPlus common stock, the likelihood that Quest Diagnostics would exercise its warrant was remote. Therefore, the board of directors authorized management to investigate various alternatives to further our corporate strategy, including debt financing, private equity financing, exclusivity arrangements with existing distributors and the sale of all or parts of MedPlus. Management contacted various parties to evaluate the advantages and disadvantages of each alternative. We approached two existing distributors regarding the possibility of entering into exclusivity arrangements. However, those companies were not interested in establishing such a relationship. Similarly, we discussed the sale of a subsidiary of the company with two prospective buyers who ultimately decided not to pursue such transactions. Management vigorously pursued these alternatives as well as other potential business combinations. Despite its efforts, the third parties approached by MedPlus were not interested in pursuing the various opportunities explored by MedPlus.

After engaging in discussions with at least three financial institutions, our management concluded that debt financing was not feasible due to our history of operating losses, negative cash flow and current conditions in the debt markets. Potential equity investors expressed similar concerns in our discussions. We contacted nine potential investors to discuss various equity financing arrangements. Despite our efforts, eight of the nine investors chose not to pursue a transaction with MedPlus. Concerns identified by such investors included the lack of liquidity of our common stock and the depressed healthcare information technology market. We began negotiations with one investor, Crossover Ventures, Inc., a private investment fund.

In December 2000, we executed an agreement with Crossover Ventures for an equity line of credit of up to $15 million. The term of the agreement is 36 months, commencing on the effective date of the Registration Statement filed with the Securities and Exchange Commission on December 22, 2000. The agreement allows MedPlus, at our sole discretion, and subject to certain restrictions, to periodically sell or put shares of our common stock to the fund. Only one draw down can be made in each draw down pricing period (22 consecutive trading days). There must be seven trading days between draw down pricing periods. Puts can be made in amounts ranging from $100,000 to $1,000,000, subject to aggregate minimum puts of $500,000 over the life of the agreement. The amount of a put may be limited by the 45 previous day weighted average price multiplied by the 45 previous day total trading volume multiplied by 10%. At the time of each put, the fund receives a discount of up to 12% from the then current average market price, as determined under the agreement. The private investment fund is not required to purchase more than 10% of the outstanding shares of MedPlus common stock. MedPlus has not put any shares of its common stock to the fund. Pursuant to the agreement, we also issued the fund warrants to purchase 100,000 shares of common stock at an exercise price of $5.73 per share. Those warrants are exercisable and have a three-year life.

Because of the limitations on the amount of money that could be funded through the equity line of credit, management determined in early 2001 that the equity line of credit from the private investment fund would be insufficient to meet our working capital needs. In addition, our management advised the board of directors at a meeting on March 12, 2001 that we would receive an opinion related to our January 31, 2001 financial statements from our independent auditors KPMG LLP with respect to the ability of MedPlus to continue as a going concern, if we did not obtain additional sources of funding to assure KPMG LLP that we could fund our cash needs through at least February 1, 2002. Receipt of a going concern opinion would have major implications on our ability to sell our products and maintain good customer relations in the future.

Our management entered into preliminary discussions with Quest Diagnostics with respect to the possible sale of MedPlus in January 2001. After initial discussions, Quest Diagnostics assembled a team to conduct technical and financial due diligence. The team reviewed our business strategy, customers, products, forecasts and other matters. Quest Diagnostics conducted its due diligence review through March 2001.

At the same time as Quest Diagnostics was conducting due diligence, management continued to engage in discussions with other parties and to evaluate alternative financing arrangements. The only other proposal submitted to MedPlus contained terms too onerous to constitute a viable option for MedPlus. Management concluded that the potential alternatives would be highly dilutive to our current shareholders and would not satisfy our financing needs.

Our board of directors created a special committee of the board to evaluate the terms of a potential transaction with Quest Diagnostics and to make a recommendation to the whole board with respect to such transaction. The special committee was comprised of Edward Cahill, Edward Samek and Martin Neads. On March 29, 2001, our management and legal counsel met with representatives of Quest Diagnostics to discuss whether Quest Diagnostics would be interested in acquiring MedPlus and if so, the terms of such acquisition. The parties discussed several substantive issues, including the price to be paid in a possible transaction and the ability of Quest Diagnostics to provide MedPlus with interim financing prior to the closing. During the meeting, Quest Diagnostics indicated that it would not be willing to proceed with the proposal unless the principal shareholders of MedPlus, including Mr. Mahoney, Mr. Present and the holder of our outstanding preferred stock, agreed to enter into a voting agreement to support the proposal. Following the meeting, Quest Diagnostics discussed with two members of the special committee of the board, Edward Samek and Edward Cahill, the terms of the possible transaction, including the voting agreement. Quest Diagnostics initially offered to acquire all of the outstanding shares of MedPlus common stock and preferred stock for $1.50 per share. After vigorous negotiations between representatives of each of MedPlus and Quest Diagnostics, on April 1, 2001, the executive committee of the board of directors of Quest Diagnostics approved the making of a preliminary non-binding written proposal and on that same day, Quest Diagnostics submitted such proposal, which was subject to approval by our board of directors, to acquire all of the outstanding shares of our common stock and preferred stock not already owned by Quest Diagnostics at a price of $2.00 per share in cash. The proposal contemplated that the transaction would be structured as a merger and that certain shareholders would enter into a voting agreement with Quest Diagnostics in which such shareholders would agree to vote their shares in favor of the merger. Quest Diagnostics also proposed a revolving secured credit agreement pursuant to which we would have the right to borrow up to $5,000,000 from Quest Diagnostics. Finally, the proposal provided for an exclusivity period through April 9, 2001.

On April 1, 2001, our board of directors authorized the acceptance of the proposal and we and Quest Diagnostics entered into negotiations with respect to definitive transaction documents, including a merger agreement, voting agreement, credit agreement and security agreement. On April 2, 2001, we issued a press release publicly announcing that we had entered into merger discussions with Quest Diagnostics. On April 2, 2001, we contacted KPMG Consulting to evaluate and consider the fairness of the proposal to our shareholders. KPMG Consulting issued a written opinion dated April 15, 2001 that the proposal was fair to our public shareholders from a financial point of view.

On April 15, 2001, the board of directors met to discuss the merger and the transaction documents. After considering the KPMG Consulting opinion and the other alternatives available to MedPlus and our shareholders, the board of directors, with one director excused because he is also the chief executive officer and a director of Quest Diagnostics, determined that the merger is consistent with and in furtherance of a long-term business strategy of MedPlus and fair to, and in the best interests of, MedPlus and our shareholders. Therefore, the board of directors approved the merger agreement and related documents and authorized all actions necessary to complete the merger.

We executed definitive transaction documents on April 25, 2001 and a press release was issued the next day to that effect. Since April 2, 2001, the date of the first press release, no third party has made any contact with us with respect to any alternative proposal or transaction.

Reasons for the Merger; Recommendation of the Board of Directors

In reaching its determination to approve the merger agreement and recommend the approval and adoption of the merger agreement by the shareholders, the board of directors consulted with management, legal counsel and KPMG Consulting and considered the following material factors in support of the board's recommendation:

- the long-term interests of MedPlus and our shareholders, as well as the interests of our employees, customers, and creditors;

- our current and historical financial condition, results of operations and resources, including our cash requirements and the need to supplement our current equity line of credit and the impact of such factors on the future financial viability of MedPlus;

- our projected financial condition, results of operations, prospects and strategic objectives in the healthcare information technology market, as well as the risks involved in achieving those objectives given the current economic and market conditions;

- the efforts conducted by management in exploring alternative transactions and the feasibility of such transactions;

- the likelihood of the existence of other viable purchasers on terms as favorable as those in the merger agreement;

- the written opinion of KPMG Consulting delivered to the board that, as of the date of such opinion, the cash offer of $2.00 per share of common stock was fair, from a financial point of view, to our public shareholders. The full text of the opinion of KPMG Consulting, which sets forth the assumptions made, matters considered and extent of review by KPMG Consulting is attached as Appendix C and should be read carefully in its entirety;

- the relative lack of trading volume in our common stock;

- the terms and conditions of the merger agreement and the course of negotiations resulting in the execution of the merger agreement;

- the requirement that certain shareholders agree to vote their shares of common stock and preferred stock in favor of the merger agreement and the merger and against any alternative transaction and to grant Quest Diagnostics an irrevocable proxy in such regard;

- the likelihood that the merger would be consummated, including the likelihood of satisfying the conditions to completing the merger contained in the merger agreement and the risks to MedPlus if the merger were not consummated;

- the experience, reputation and financial condition of Quest Diagnostics; and

- the recommendation of management with respect to the merger.

The board of directors did not receive a quantitative analysis of the factors listed above. However, the board of directors concluded that the anticipated benefits of the merger outweighed the possible detriments.

This discussion is not intended to be exhaustive but includes the material information and factors considered by the board of directors in its consideration of the merger. The principal negative factor in connection with the merger was the fact that the purchase price of $2.00 per share is in the form of cash consideration so the MedPlus shareholders will not be able to participate in the long-term prospects of MedPlus. Otherwise, the board of directors did not believe that there were any material negative factors inherent in the merger agreement and the merger contemplated thereby when compared to the alternatives available to MedPlus. As stated above, no other third party was willing to enter into a viable transaction or relationship with MedPlus. Further, without the merger, it was unlikely that MedPlus would have sufficient cash to continue to fund its operations and remain a going concern.

In view of the wide variety of factors considered, the board of directors did not assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the board of directors may have given different weights to different factors.

The board of directors, with one director excused because he is also the chief executive officer and adirector of Quest Diagnostics, has determined that the merger is consistent with and in furtherance of the long-term business strategy of MedPlus and fair to, and in the best interests of, MedPlus and its shareholders and has unanimously approved the merger agreement and the merger contemplated by the merger agreement. The board unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

Opinion of Financial Advisor

On April 2, 2001, we retained KPMG Consulting to act as our financial advisor in connection with a possible merger and related matters. Until February 8, 2001 KPMG Consulting was majority owned by KPMG LLP, at which time KPMG Consulting became an independent publicly traded company.

As part of its engagement, KPMG Consulting was asked to render an opinion as to the fairness, from a financial point of view, to our shareholders, excluding Quest Diagnostics, of the merger consideration as set forth in the merger agreement. KPMG Consulting is regularly engaged in evaluations of similar businesses and in advising businesses with regard to mergers and acquisitions. We selected KPMG Consulting as our financial advisor based upon KPMG Consulting's qualifications, expertise and reputation in such capacity.

KPMG Consulting delivered its opinion to the board of directors that, as of April 15, 2001, the cash offer of $2.00 per share of common stock was fair, from a financial point of view, to our public shareholders. KPMG Consulting did not recommend the amount of consideration to be paid in the merger. KPMG Consulting updated its April 15, 2001 opinion as of the date of this proxy statement. The updated opinion did not change from the April 15, 2001 opinion. We did not impose any limitations on KPMG Consulting with respect to the investigations made or the procedures followed in rendering its opinion.

The full text of the opinion of KPMG Consulting, dated as of the date of this proxy statement, which sets forth the assumptions made, matters considered and extent of review by KPMG Consulting, is attached as Appendix C and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this proxy statement. The following summary of KPMG Consulting's opinion is qualified in its entirety by reference to the full text of the opinion. KPMG Consulting's opinion is addressed to the board of directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the annual meeting.

In connection with rendering its opinion, KPMG Consulting, among other things:

- read the Quest Diagnostics proposal and the merger agreement and related documents;

- read our audited financial statements for the fiscal years ended December 31, 1996, January 31, 1998, 1999, and 2000, the preliminary audited financial statements for the fiscal year ended January 31, 2001, and our unaudited interim financial statements for the period ended February 28, 2001;

- read certain operating and financial information, including budgets and projections, provided by our management relating to our business and prospects;

- met with certain members of our senior and operating management to discuss our operations, historical financial statements and future prospects;

- visited our facilities in Cincinnati, Ohio;

- read the historical offers for, transactions in and appraisals of our common stock and preferred stock;

- considered publicly available financial data and stock market performance data of public companies that KPMG

Consulting deemed generally comparable to MedPlus;

- compared the terms of recent acquisitions of companies which KPMG Consulting deemed generally comparable to MedPlus, and

- conducted such other studies, analyses, inquiries and investigations as KPMG Consulting deemed appropriate.

The opinions provided by KPMG Consulting to MedPlus were necessarily based upon economic, market, financial and other conditions as of the dates thereof. There are no material limitations to the fairness opinion of KPMG Consulting other than those specifically enumerated in the proxy statement or the opinion. MedPlus will ask KPMG Consulting to update the opinion in the event of a material change to the transaction, market conditions or industry.

In the course of its review, KPMG Consulting relied upon and assumed, without independent verification, the accuracy, completeness and fair presentation of all financial and other information that was available to KPMG Consulting from public sources and all financial and other information provided to KPMG Consulting by our representatives. KPMG Consulting further relied upon the assurances and representations of our management that management was unaware of any facts that would make the information provided to KPMG Consulting incomplete or misleading. With respect to the fiscal year 2002 budget and other financial projections provided to it, KPMG Consulting assumed that, as of the date supplied to KPMG Consulting, the budget and financial projections were reasonably prepared on bases reflecting the best available estimates and judgments of management at the time of their preparation. With cash on hand as of April 2, 2001 of approximately $1.1 million and an average cash burn rate of at least $750,000 per month and the inability of MedPlus to raise additional financing in the capital markets, MedPlus would not be able to fund operations for the next quarter to meet the financial forecast provided to KPMG Consulting. In arriving at its opinion, KPMG Consulting did not perform any independent appraisal of our assets.

In connection with rendering its opinion to the board of directors, KPMG Consulting performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by KPMG Consulting. Moreover, KPMG Consulting believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by them, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, KPMG Consulting also made certain assumptions with respect to general economic, market, financial and other conditions.

Furthermore, KPMG Consulting drew from its past experience in similar transactions, as well as its experience in the valuation of securities. Any estimates in KPMG Consulting's analyses are not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by KPMG Consulting were assigned a greater significance by KPMG Consulting than any other in deriving its opinion.

The following is a summary of the material financial analyses performed by KPMG Consulting in connection with the preparation of its opinion and reviewed with the board of directors at a meeting of the MedPlus board of directors held on April 15, 2001.

Discounted Cash Flow Approach. KPMG Consulting reviewed our financial condition and our fiscal year 2002 budget, and observed that we projected that we would not be able either to generate positive cash flow from operations until the next fiscal year or to sustain operations and the cash on hand. We also observed that we could not fund our operations beyond May, 2001. Furthermore, given our recent lack of success in raising additional capital, management informed KPMG Consulting that it was unlikely that we would be able to raise the capital needed to fund our operations. Accordingly, KPMG Consulting concluded that the Discounted Cash Flow Approach could not be applied to estimate a positive equity reference range for our common stock.

Guideline Companies Approach. KPMG Consulting compared financial and stock market data of MedPlus to corresponding data of a guideline group of public companies engaged in providing information services to the health care industry. The guideline group included the following companies: Cerner Corporation, Cybear Group, Data Critical Corporation, Dynamic Healthcare Tech Inc., Eclipsys Corporation, Healthcare.com Corporation, IDX Systems Corporation, Lanvision Systems Inc., Medicalogic/Medscape Inc., Quadramed Corporation, Quality Systems Inc., Sunquest Information Systems Inc. Five of these companies were identified in publicly available research analyst reports referring to MedPlus. Five additional companies were identified by MedPlus as industry participants. The remaining companies were selected through discussions with management and market research by KPMG Consulting.

While all of the guideline companies were involved in the healthcare information management industry, not all had the same combination of internet-based and traditional information management systems for healthcare organizations as MedPlus. The companies were also performing at a variety of levels from the standpoint of operating margin, annual revenue and earnings growth, annualized 3-month revenue to latest twelve months ("LTM") revenue, cash to LTM revenue, and days receivable outstanding.

KPMG Consulting divided enterprise value (defined as the market value of its common stock plus the book value of its senior securities and minority interests less cash) of each of the guideline companies by its latest reported twelve months revenue. All multiples were calculated using the closing stock prices as of March 30, 2001 and financial information of the guideline companies publicly available at the time. No multiples of EBIT or EBITDA or earnings available to common shareholders were calculated as MedPlus had negative EBIT, EBITDA, and net income for the relevant period. The revenue multiples were as follows:

TOTAL CAPITALIZATION TO:	LOW	1st Q'tile	MEAN	MEDIAN	3rd Q'tile	HIGH
REVENUE	0.94x	1.32x	1.83x	1.64x	1.85x	3.90x

KPMG Consulting compared the financial ratios of MedPlus to those of the guideline companies and determined that the MedPlus data more closely compared to the guideline companies with revenue multiples at the lower end of the range between the first and third quartiles. KPMG Consulting then applied this range of multiples to MedPlus' LTM revenue to arrive at an indicated reference range for MedPlus common stock of approximately $1.26 to $1.76 per share.

Guideline Transaction Approach. KPMG Consulting analyzed the purchase prices and the implied transaction multiples proposed to be paid, at the time of announcement, for a selected group of target companies in the health care information systems industry. These transactions included the acquisition of Mediconsult.com Inc. by Cybear Inc. and Data Dimensions Information Services by Acxiom Corporation. While the guideline transaction target companies did not have the same combination of internet-based and traditional information management systems for healthcare organizations as MedPlus, both of the guideline transaction target companies were involved in the information management industry and similar in size to MedPlus. Mediconsult.com operates a physician internet portal, and Data Dimensions provides data center management, application service enablement and e-business hosting services. Of the two target companies, Mediconsult.com is more closely comparable to MedPlus' own internet initiative.

KPMG Consulting compared the transaction value (defined as the proposed purchase price for the common equity plus the book value of senior securities and minority interests less cash) of each of the target companies to its latest twelve months revenue:

ACQUIRING COMPANY	TARGET COMPANY	IMPLIED REVENUE MULTIPLE

CyBear Group	Mediconsult.com, Inc.	0.16x
Acxiom Corp.	Data Dimensions (Information Services Group)	0.58x

Each revenue multiple from the two transactions was selected were applied to the LTM revenue of MedPlus. Multiples were calculated based upon financial information available at the time the relevant transaction was announced. The indicated reference range for MedPlus common stock was approximately $0.14 to $0.51 per share.

Analysis of MedPlus common stock trading prior to the transaction announcement. KPMG Consulting reviewed the trading range of the MedPlus common stock over the course of several periods prior to and after the announcement of the proposed acquisition by Quest Diagnostics. During the three month period prior to March 30, 2001, closing prices for MedPlus common stock ranged from $2 3/16 to $5 3/4.

On December 15, 2000, MedPlus filed its 10-QSB for the fiscal quarter ending October 31, 2000, indicating a cash balance of approximately $4.2 million. MedPlus' cash used by operating and investing activities for the three month period ended October 31, 2000 approximated $2.6 million. Accordingly, a cash burn rate analysis would indicate that MedPlus would face a significant cash shortfall in the second or third quarter of fiscal year 2002. However, the only stock research analyst covering MedPlus filed a report on January 15, 2001, estimating a cash burn rate of only $0.8 to $1.0 million per quarter, and estimating that MedPlus had adequate resources to finance operations until late fiscal 2002, when he predicted MedPlus would be cash flow positive. Further, the report indicated a 12-18 month target price of $11.00 per share.

MedPlus common stock closed at $3.50 on March 30, 2001. On April 1, 2001, we announced our need for capital to sustain operations and the Quest Diagnostics acquisition proposal. On April 2, 2001, MedPlus common stock price opened at $2 3/4 and closed at $1 13/16. KPMG Consulting concluded that in light of the lack of research coverage of MedPlus, the then existing financial condition of MedPlus was not fully reflected in our common stock price until after the April 2, 2001 announcement and, the Quest Diagnostics offer price of $2.00 per share, therefore, was fair from a financial point of view.

The summary set forth above of the analyses prepared by KPMG Consulting does not purport to be a complete description of KPMG Consulting's analyses. KPMG Consulting believes that its analyses must be considered as a whole and that selecting portions of the factors considered and analyses performed by it, without considering all factors and analyses, could create an incomplete view of the processes underlying its analyses and fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In its analyses, KPMG Consulting made numerous assumptions with respect to our industry, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained therein are not necessarily indicative of actual value, which may be significantly more or less favorable than as set forth therein. Estimates of value for MedPlus common stock do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, KPMG Consulting assumes no responsibility for their accuracy.

KPMG Consulting's opinion is provided for the information and assistance of the board of MedPlus in connection with its consideration of the transaction. Its opinion does not constitute a recommendation to the board of directors or our stockholders as to whether or not to vote in favor of the transaction.

In connection with delivering its opinion dated as of the date of this proxy statement, KPMG Consulting performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. KPMG Consulting did not perform any analyses in addition to those described above in updating the opinion.

For its financial advisory services KPMG Consulting has been paid fees of $140,000. KPMG Consulting is not entitled to any fees which are dependent upon consummation of the merger. In addition, we have agreed to indemnify KPMG Consulting against certain liabilities.

Interests of Certain Persons in the Merger

Certain of our directors and officers have interests that may present them with potential conflicts of interest in connection with the merger. The board of directors is aware of the conflicts and has considered them in addition to the other matters described under "The Merger - Reasons for the Merger; Recommendation of the Board of Directors" when it approved the merger agreement and recommended that shareholders vote in favor of the merger.

Shares of common stock and preferred stock held by officers and directors will be converted into the right to receive the same consideration as shares of common stock and preferred stock held by other shareholders. Options held by our officers will be treated in the same manner as any options held by other employee option holders.

Richard A. Mahoney, our Chairman of the Board and Chief Executive Officer, owns 832,382 shares of MedPlus common stock and has voting power with respect to 1,632,075 shares of MedPlus common stock. Philip S. Present II, our President and Chief Operating Officer, owns 61,755 shares of MedPlus common stock. Kenneth W. Freeman, a current member of our board of directors and a nominee for election, is the Chairman of the Board and Chief Executive Officer of Quest Diagnostics. Quest Diagnostics and its affiliates own 1,918,465 shares of MedPlus common stock. Edward L. Cahill, a current member of our board of directors and a nominee for election, is a principal of Cahill Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. Cahill Warnock Strategic Partners Fund and Strategic Associates own, in the aggregate, 81,839 shares of MedPlus common stock, 2,313,978 shares of MedPlus preferred stock and warrants to purchase 25,000 shares of MedPlus common stock and 987,106 shares of MedPlus preferred stock.

Pursuant to the voting agreement, Cahill Warnock Strategic Partners Fund, Strategic Associates, Mr. Mahoney and Mr. Present have granted Quest Diagnostics an irrevocable proxy to vote their shares of MedPlus in favor of the merger agreement and the merger. Further, they have agreed not to sell, transfer, assign, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any trust or enter into a voting agreement or arrangement, or create or permit to exist any encumbrance with respect to, any of their shares of MedPlus or any interest therein.

Pursuant to the merger agreement, Quest Diagnostics has agreed for six years after the effective time of the merger to cause the surviving corporation to maintain in effect directors' and officers' liability insurance policies with at least the same coverage as in place prior to the merger or to assume the indemnification obligations of the surviving corporation with respect to our directors and officers.

The current employment agreements of Mr. Mahoney and Mr. Present contain provisions relating to a merger or other change in control of MedPlus. At the effective time of the merger, the surviving corporation and each of Messrs. Richard A. Mahoney, Philip S. Present II, Paul F. Albrecht, Richard C. Howe and Thomas R. Wagner, our Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, Vice President and Chief Technology Officer, President of eHealth Ventures and Vice President of Strategic Planning, respectively, will enter into amendments to their current employment agreements providing each of such officers with certain benefits, including base compensation, incentive compensation and stock options. Please see the section entitled "Executive Compensation - Employment Agreements," page 46.

Accounting Treatment

We understand that the merger will be accounted for by Quest Diagnostics as a "purchase" under generally accepted accounting principles in the United States.

Certain Federal Income Tax Consequences

The following is a summary of the material federal income tax consequences of the merger to shareholders who are citizens or residents of the United States and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each such shareholder. The summary is based on the Internal Revenue Code of 1986, as amended, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, possibly with retroactive effect. The summary does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the merger agreement and the merger. It does not discuss all of the particular consequences that may be relevant to shareholders entitled to special treatment under federal income tax law (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons). In addition, no information is provided herein with respect to the tax consequences, if any, of the merger under state, local or foreign tax laws.

You are urged to consult with your own tax advisor regarding the tax consequences of the merger in light of your particular circumstances.

In general, you will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash you receive pursuant to the merger agreement or pursuant to the exercise of dissenters' rights and your adjusted tax basis in your common stock or preferred stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if you have held the common stock or preferred stock for more than one year as of the effective time of the merger.

Payments in respect of common stock or preferred stock may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a shareholder if such shareholder complies with certain reporting and certification procedures or otherwise demonstrates to the satisfaction of the paying agent under the merger agreement that he or she is exempt from backup withholding.

Pursuant to the merger agreement, we will cancel each outstanding stock option immediately prior to the merger and each holder of an option will receive the consideration described under "The merger agreement - Stock Options and Restricted Shares." Each holder of an option will recognize ordinary income (subject to applicable tax withholding) on any amounts received in exchange for the cancellation of such option.

Expenses and Fees

MedPlus and Quest Diagnostics will each be responsible for their respective legal, accounting, financial advisor, experts, consultant and miscellaneous expenses. We will be responsible for the expenses associated with preparing and mailing the proxies to our shareholders.

We have agreed to pay Quest Diagnostics a fee of $1,000,000 in the event that:

- the merger agreement is terminated (i) by Quest Diagnostics, upon our breach of any representation, warranty, covenant or agreement in the merger agreement, or if any representation or warranty of MedPlus becomes untrue, in either case such that the conditions in the merger agreement would not be satisfied, if such breach is not cured within 20 business days; (ii) by either party, if the merger agreement is not adopted by, and the merger is not approved by, our shareholders; or (iii) by Quest Diagnostics, if our board of directors fails to recommend or withdraws, modifies or changes its approval or recommendation of the merger agreement and the merger or fails to call the shareholders' meeting; and

- within 18 months after such termination, we complete any (i) sale of all or any portion of our business or assets; (ii) sale of 20% or more of any class of our equity securities; (iii) tender offer or exchange offer that would result in any person owning 20% or more of any class of our equity securities; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction.

We have also agreed to pay Quest Diagnostics the fee if Quest Diagnostics terminates the merger agreement because our audited financial statements are not similar in all material respects to our unaudited financial statements or are not accompanied by an unqualified opinion of KPMG LLP. Subsequent to the execution of the merger agreement, MedPlus delivered audited financial statements which were similar in all material respects to the unaudited financial statements and were accompanied by an unqualified opinion of KPMG LLP. Accordingly, Quest Diagnostics no longer has the right to terminate the merger agreement under that provision.

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THE MERGER AGREEMENT

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This is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this document. You should refer to the full text of this agreement for details about this transaction and the terms and conditions of the merger.

Effective Time of the Merger

The merger will become effective when MedPlus and Q-M Merger Sub file a certificate of merger with the Ohio Secretary of State. The parties will file the certificate of merger on the third business day after the satisfaction or waiver of all of the conditions set forth in the merger agreement. We cannot assure you when, or if, all the conditions to consummation of the merger will be satisfied or waived.

The Merger

The merger agreement provides for the merger of Q-M Merger Sub with and into MedPlus, with MedPlus as the surviving corporation. As a result of the merger, the separate corporate existence of Q-M Merger Sub will cease and MedPlus will become a wholly-owned subsidiary of Quest Diagnostics.

Upon completion of the merger, the articles of incorporation of MedPlus and the regulations of Q-M Merger Sub, as in effect immediately prior to the merger, will be the articles of incorporation and regulations of the surviving corporation. The directors of Q-M Merger Sub immediately prior to the merger will be the directors of the surviving corporation and the officers of MedPlus immediately prior to the merger will be the officers of the surviving corporation.

Conversion of Securities

At the effective time of the merger, without any action on the part of the shareholders, each share of MedPlus common stock and preferred stock issued and outstanding immediately prior to the merger, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be cancelled and converted into the right to receive $2.00 in cash. You will no longer have any rights with respect to your shares of common stock and preferred stock, except the right to receive $2.00 in cash per share upon the surrender of your stock certificates as described below. Shareholders are not entitled to receive any interest on such consideration.

Each share of MedPlus common stock and preferred stock held in the treasury of MedPlus or owned by Quest Diagnostics or a subsidiary of Quest Diagnostics or MedPlus immediately prior to the merger will be cancelled and retired and will cease to exist without any conversion or payment. Each share of common stock of Q-M Merger Sub issued and outstanding immediately prior to the merger will be converted and exchanged for one share of common stock of the surviving corporation.

Surrender of Stock Certificates

After the merger is effective, you will be requested to return your certificate(s) for common stock and preferred stock to Quest Diagnostics' paying agent in order to receive an amount equal to $2.00 in cash per share. Quest Diagnostics' paying agent will mail you a form of a letter of transmittal and instructions on how to surrender your certificate(s) representing shares of common stock and preferred stock.

In the event your certificate(s) has been lost, stolen or destroyed, you may instead deliver to the paying agent an affidavit that such certificate(s) has been lost, stolen or destroyed. The paying agent will deliver $2.00 per share in exchange for such lost, stolen or destroyed certificate(s), provided that the person receiving such payment indemnifies the surviving corporation in a manner satisfactory to it against any claim that may be made against the surviving corporation with respect to the certificate(s) claimed to have been lost, stolen or destroyed.

If the payment of $2.00 per share is to be made to a person other than the person in whose name the surrendered certificate(s) is registered on our stock transfer books, the certificate(s) so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the person requesting such transfer must pay any applicable transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered certificate(s).

If you do not surrender your certificate(s) within six months following the effective time of the merger, you will be treated as a general creditor of the surviving corporation with respect to any consideration that may be payable upon the surrender of your certificate(s).

Please do not return your certificates to MedPlus, Quest Diagnostics or the paying agent until you are specifically instructed to do so by Quest Diagnostics. After the merger has been consummated, you will receive a letter containing all of the instructions for the exchange of your certificates.

Stock Options

The merger agreement provides that currently outstanding MedPlus stock options will be cancelled and the holders thereof will be entitled to receive an amount (net of withholding tax) equal to the product of (i) the number of shares of common stock subject to such option and (ii) the excess, if any, of $2.00 over the exercise price per share of common stock subject to the cancelled option.

Subsequent to the execution of the merger agreement, Quest Diagnostics and MedPlus have determined that the holders of MedPlus stock options will also be offered one of the following:

- For each MedPlus option with an exercise price less than $2.50, Quest Diagnostics will offer to convert the MedPlus option into an equivalent Quest Diagnostics stock option grant. Consistent with the original grant terms, the options will be immediately vested and exercisable as a result of the change in control. The formula for determining the number of Quest Diagnostics options is based upon the exercise price of the MedPlus stock option and the fair market value of Quest Diagnostics common stock at the effective time of the merger. Under this alternative, assuming a market price of $60 per share for Quest Diagnostics common stock, options to purchase an aggregate of approximately 11,400 shares of Quest Diagnostics common stock would be issued at an average exercise price of $58.58 per share to replace options to purchase an aggregate of approximately 340,000 shares of MedPlus common stock with a weighted average exercise price of $1.95 per share; or

- For all MedPlus options with an exercise price greater than $2.50, the options will be cancelled and will be replaced with a new grant of Quest Diagnostics stock options. The formula for determining the number of Quest Diagnostics options is based upon the exercise price and expiration date of the MedPlus stock option and the fair market value of Quest Diagnostics common stock at the effective time of the merger. The exercise price for each of those replacement grants will be set equal to the fair market value of the Quest Diagnostics common stock at the effective time of the merger and will be subject to new vesting restrictions. Under this alternative, assuming a market price of $60 per share for Quest Diagnostics common stock, options to purchase an aggregate of approximately 48,000 shares of Quest Diagnostics common stock would be issued at $60 per share to replace options to purchase an aggregate of approximately 1.2 million shares of MedPlus common stock with exercise prices greater than $2.50 per share.

Subject to the foregoing, all outstanding employee stock options will be treated equally, including options held by officers of MedPlus. However, new options to acquire Quest Diagnostics common stock will be issued to certain officers of MedPlus. See pages 47-48. All outstanding shares of common stock subject to any right of repurchase or other forfeiture restriction related to the performance of services to MedPlus will become free of such restriction immediately prior to the merger.

Warrants

At or following the effective time of the merger, the holder of each issued and outstanding common stock warrant of MedPlus that is exercisable prior to the effective time will be entitled to receive in settlement and cancellation of such common stock warrant, upon exercise of such common stock warrant in accordance with its terms, an amount in cash equal to the product of (i) the number of shares of common stock issuable upon exercise of such warrant and (ii) $2.00. All MedPlus warrants are fully vested. All warrants for MedPlus preferred stock will be cancelled and converted into the right to receive an amount equal to the product of (i) the number of shares of preferred stock subject to the warrants and (ii) the excess of $2.00 over the exercise price per share of preferred stock subject to such warrants. The exercise price for all warrants for MedPlus preferred stock is $1.66 per share.

Representations and Warranties

The merger agreement contains various representations and warranties of MedPlus relating to, among other things:

- the corporate authority, due organization and qualification of MedPlus and our subsidiaries;

- the corporate authority, due organization and qualification of our subsidiaries;

- the authorization, execution, delivery and enforceability of agreements;

- the absence of any conflict with (i) the articles of incorporation or regulations of MedPlus and our subsidiaries, (ii) applicable law or (iii) certain contracts and agreements, including the absence of any breach or default;

- the absence of any required governmental or third party approvals other than those specified in the merger agreement;

- the authorized capital stock of MedPlus and the number of shares of MedPlus common stock and preferred stock issued and outstanding, held in the treasury of MedPlus and reserved for future issuance in respect of options and warrants;

- the reports and other documents filed with the Securities and Exchange Commission and the accuracy of the information in such reports and documents;

- the compliance of our financial statements with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission and the preparation of the financial statements in accordance with U.S. GAAP;

- the absence of certain changes or events in our business since January 31, 2001;

- marketable title to assets;

- compliance with applicable law;

- the validity of, and the absence of material defaults under, certain contracts and licenses;

- the ownership of, and the absence of any conflict or infringement with respect to our intellectual property;

- the absence of litigation;

- the identity of our customers, the amount of gross revenue received from such customers during our prior fiscal year and the amount of gross revenue MedPlus expects to receive from such customers pursuant to existing agreements;

- employee benefit plans and related matters;

- the types and amounts of insurance coverage maintained by MedPlus;

- the filing of tax returns, the accuracy of tax returns, the payment of taxes and other tax matters;

- the compliance with environmental laws and other environmental matters;

- related party transactions;

- accounts receivable;

- the valuation and condition of inventories;

- voting agreements;

- the inapplicability to the merger of the Ohio takeover law; and

- the absence of any fee or commission in connection with the merger.

The merger agreement contains various representations and warranties of Quest Diagnostics relating to, among other things:

- the corporate authority, due organization and qualification of Quest Diagnostics and its significant subsidiaries;

- the business and operations of Q-M Merger Sub;

- the authorization, execution, delivery and enforceability of agreements;

- the absence of any conflict with (i) the certificate of incorporation or by-laws of Quest Diagnostics or articles of incorporation or regulations of Q-M Merger Sub, (ii) applicable law or (iii) certain contracts and agreements, including the absence of any breach or default;

- the absence of any required governmental or third party approvals other than those specified in the merger agreement;

- financing to consummate the merger; and

- the absence of any fee or commission in connection with the merger.

Conduct of the Business Pending the Merger

We have agreed that, from the date of the merger agreement until the completion of the merger, we will (i) conduct business in the ordinary course in a manner consistent with past practice and in compliance with applicable laws, (ii) use our reasonable best efforts to preserve intact our business organization and significant business relationships and retain the services of our current officers, employees and consultants and (iii) perform all covenants and agreements contained in the Credit Agreement.

In addition, except as expressly contemplated by the merger agreement or specified in a schedule thereto, we have agreed that, without the consent of Quest Diagnostics, we will not, among other things:

- amend or change our articles of incorporation or regulations;

- issue, sell, pledge, grant or create an encumbrance on, or authorize the issuance, sale, pledge, grant or creation of an encumbrance on, (i) any shares of our capital stock or any options, warrants, convertible securities or other rights to acquire any shares of capital stock or any other ownership interest of MedPlus or our subsidiaries, except for the issuance of shares upon the exercise of the options or warrants listed in the schedules to the merger agreement to the extent such options and warrants are vested and exercisable, or (ii) any material assets of MedPlus or our subsidiaries, except for sales of inventory in the ordinary course of business and in such a manner consistent with past practice.

- authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock;

- reclassify, combine, split, subdivide or redeem, change material terms, purchase or otherwise acquire any of our capital stock or any security exercisable for or convertible into any of our capital stock;

- acquire any interest in any corporation, partnership or other business organization or any division thereof or acquire any assets, other than purchases of inventory and supplies in the ordinary course of business consistent with past practice;

- incur any indebtedness or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any person, or make any loans or advances, except for borrowings under the Credit Agreement;

- enter into any material contract or agreement or modify, amend or terminate any material contract, other than modifications, amendments or terminations in the ordinary course of business consistent with past practice;

- authorize any capital expenditure in excess of $5,000 individually or $75,000 in the aggregate;

- increase the compensation payable to our officers or employees, pay any bonus (other than sales commissions in the ordinary course of business consistent with past practice or pursuant to agreements in existence upon execution of the merger agreement for bonus payments not in the aggregate in excess of the total of the amount set forth in the schedules to the merger agreement) or grant any severance to or enter into any employment or severance agreement with, any director, officer or other employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, policy or arrangement for the benefit of any director, officer or employee.

- take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to the accounting policies or procedures;

- except with respect to trademarks in the ordinary course of business and consistent with past practice, (i) grant any license of our intellectual property, (ii) develop any intellectual property jointly with any third party or (iii) disclose any confidential intellectual property or other confidential information, unless such disclosure is made in the ordinary course of business consistent with past practice and the disclosed information is subject to a confidentiality agreement prohibiting further disclosure or unauthorized use;

- waive any stock repurchase or acceleration rights, amend or change the terms of any options or restricted stock, or reprice options or authorize cash payments in exchange for any options;

- settle any material claim, suit, proceeding or investigation;

- take any action that would, or is reasonably likely to, result in any of the representations or warranties of MedPlus becoming untrue or in any of the conditions to the merger not being satisfied;

- make or revoke any tax election, change any tax accounting methods or settle or compromise any material federal, state, local or foreign tax liability or take any action with respect to the computation of taxes or the preparation of tax returns that is inconsistent with past practice; and

- enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would violate any of the foregoing.

Additional Agreements

In the merger agreement, we have agreed to certain undertakings and covenants:

- Access to Information. Until the closing of the merger, we will provide the officers, employees, agents and representatives of Quest Diagnostics with reasonable access to our facilities, books and records and to our officers, employees, agents and representatives who have knowledge relating to MedPlus and our subsidiaries. We also will furnish to the officers, employees, agents and representatives of Quest Diagnostics such additional information as Quest Diagnostics may reasonably request.

- Proxy Statement. We agreed to cooperate with Quest Diagnostics in the preparation of a proxy statement to be sent to our shareholders and to file the proxy statement with the Securities and Exchange Commission as soon as practicable after the execution of the merger agreement and use our best efforts to have the proxy statement cleared by the Securities and Exchange Commission.

- Shareholders' Meeting. We will take all action necessary to call and hold an annual or special meeting of shareholders for the purpose of obtaining shareholder approval and adoption of the merger agreement and the merger.

- No Solicitation of Transactions. We will not, and will cause our affiliates and our affiliates' officers, directors, employees, financial advisors, consultants, attorneys, accountants and other representatives not to, directly or indirectly (i) solicit, initiate, encourage or facilitate the making of any proposal relating to the purchase of the business, assets, properties or securities of MedPlus or our subsidiaries or to a merger or similar transaction involving MedPlus or our subsidiaries, (ii) engage in discussions or negotiations with any person with respect to such a proposal, (iii) disclose any nonpublic information or afford access to our properties, books or records to any person that has made or to our knowledge may be considering making such a proposal, (iv) approve or recommend any such proposal or (v) execute or enter into any letter of intent or other agreement in connection with any such proposal. However, prior to receipt of the requisite shareholder approval and adoption of the merger agreement and the merger, we may furnish information on a confidential basis to and participate in discussions or negotiations with a person making such a proposal if we receive an unsolicited proposal and the board of directors determines in good faith (after consultation with outside counsel) that the proposal may result in a more favorable alternative to the shareholders and that the board of directors is required by its fiduciary duties under Ohio law to authorize MedPlus to participate in such discussions or negotiations. We will promptly notify Quest Diagnostics after receipt of any such proposal or any amendment or change in any such proposal, or any request for nonpublic information or for access to our properties, books or records by any person that has made or is considering making any such proposal. We agreed to terminate all discussions and negotiations with any persons other than Quest Diagnostics that took place prior to the execution of the merger agreement.

Conditions to Completing the Merger

The obligations of MedPlus and Quest Diagnostics to complete the merger are subject to the satisfaction or waiver of the following conditions:

- no governmental authority has issued or entered an order which has the effect of making the merger illegal or otherwise prohibiting the merger;

- all required shareholder approvals are obtained;

- all representations and warranties of the other party contained in the merger agreement are true and correct in all material respects at the effective time of the merger;

- the other party has performed or complied, in all material respects, with all agreements and covenants required by the merger agreement to be performed or complied with prior to the effective time of the merger; and

- all documents and instruments required by the merger agreement have been delivered.

The obligation of Quest Diagnostics to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

- all consents, approvals and authorizations of governmental authorities necessary to complete the merger have been received;

- no material adverse effect with respect to MedPlus has occurred;

- all shareholders and affiliates of MedPlus have repaid any loans or other indebtedness to MedPlus (other than travel advances less than $10,000 in the aggregate);

- appraisal rights have not been perfected, asserted or demanded with respect to more than 7% of the aggregate number of shares of common stock and preferred stock of MedPlus;

- all required legal opinions have been received; and

- all employment agreements with certain key officers of MedPlus have been executed by such officers and have been received.

All of the conditions set forth above may be waived. MedPlus will not waive, however, the condition regarding the absence of a governmental order which has the effect of making the merger illegal or otherwise prohibiting the merger and the condition regarding obtaining the shareholder approval. In the event MedPlus waives a material condition to the merger agreement and merger that will have the effect of reducing the merger consideration payable to MedPlus shareholders under the merger agreement, MedPlus will amend the proxy statement and resolicit proxies from its shareholders.

Termination

MedPlus and Quest Diagnostics may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger. Either party may terminate the merger agreement prior to the merger if:

- the merger has not been completed by October 15, 2001, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate it, in which case such party will not have the right to terminate the merger agreement under such provision;

- a governmental authority issues a final and nonappealable order that makes the merger illegal or otherwise prohibits the merger;

- the other party breaches the merger agreement such that the conditions to completing the merger would not be satisfied and such breach is not corrected within the specified time; or

- the shareholders do not approve the merger agreement and the merger, unless the failure to obtain such shareholder approval is caused by or related in any way to MedPlus' breach of the merger agreement, in which case MedPlus will not be able to terminate under such provision.

Quest Diagnostics also may terminate the merger agreement if (i) the board of directors fails to recommend or withdraws or changes, in a manner adverse to Quest Diagnostics or Q-M Merger Sub, its approval or recommendation of the merger agreement or the merger, or fails to call the annual meeting or resolves to do any of the foregoing, or (ii) our audited financial statements are not similar in all material respects to our unaudited financial statements or are not accompanied by an unqualified opinion of KPMG LLP. Subsequent to the execution of the merger agreement, MedPlus delivered audited financial statements which were similar in all material respects to the unaudited financial statements and were accompanied by an unqualified opinion of KPMG LLP. Accordingly, Quest Diagnostics no longer has the right to terminate the merger agreement under that provision.

Indemnification

The regulations of the surviving corporation in the merger will contain the provisions set in Article VI of our regulations as of the date of the execution of the merger agreement. For a period of six years following the effective time of the merger, those provisions will not be modified or repealed in any manner that would affect adversely the rights of the individuals who served as our directors and officers at or at any time prior to the merger. During such six year period, Quest Diagnostics has agreed to cause the surviving corporation to maintain in effect directors' and officers' liability insurance policies with at least the same coverage as in place prior to the merger or to assume the indemnification obligations of the surviving corporation as set forth in the merger agreement.

Amendment and Waiver

The merger agreement may not be amended except by an instrument in writing signed by all parties thereto or a waiver. A waiver will be valid only if it is set forth in an instrument in writing signed by the party to be bound. No waiver of a term or condition will be deemed to be a waiver of any subsequent breach or a subsequent waiver of the same term or condition or a waiver of any other term or condition of the merger agreement.

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CERTAIN RELATED AGREEMENTS

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Voting Agreement

As a condition precedent to Quest Diagnostics agreeing to enter into the merger agreement, certain shareholders owning approximately 29% of the outstanding shares of MedPlus common stock, approximately 98% of the outstanding shares of MedPlus preferred stock and 44% of the outstanding shares of common stock and preferred stock treated as a single class entered into a voting agreement dated as of April 25, 2001 with Quest Diagnostics pursuant to which such shareholders agreed to vote their shares in favor of the merger agreement and merger and against any alternative transaction and have granted Quest Diagnostics an irrevocable proxy in such regard. The following shareholders entered into the voting agreement: Cahill, Warnock Strategic Partners Fund, LP, Strategic Associates, LP, The Keys Irrevocable Trust, The Keys Plus Irrevocable Trust, Richard A. Mahoney and Philip S. Present II. Those shareholders, together with Quest Diagnostics, which owns approximately 18% of the outstanding voting shares of MedPlus, hold approximately 63% of the total outstanding voting stock of MedPlus and have sufficient voting power to approve the merger agreement and the merger under MedPlus' Amended Articles of Incorporation and applicable law regardless of the vote of any other MedPlus shareholder. For more details on the voting arrangement, you should read the voting agreement that is attached hereto as Appendix D.

Employment Agreements

At the effective time of the merger, the surviving corporation and each of Messrs. Richard A. Mahoney, Philip S. Present, Paul F. Albrecht, Richard C. Howe and Thomas R. Wagner, our Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, Vice President and Chief Technology Officer, President of eHealth Ventures and Vice President of Strategic Planning, respectively, will enter into amendments to their current employment agreements providing each of such officers with certain benefits, including base compensation, incentive compensation and stock options. Please see the section entitled "Election of Directors - Executive Compensation," page 38 for more information.

Credit Agreement

Simultaneously with the execution of the merger agreement, MedPlus and Quest Diagnostics entered into a secured credit agreement. Pursuant to the credit agreement, Quest Diagnostics has agreed to loan MedPlus up to $5,000,000. Each advance must be in an aggregate amount of $500,000 or a multiple of $50,000 in excess of $500,000. We must repay the outstanding principal amount of the advances on the earlier of February 1, 2002 or the date of termination of the lender's commitment pursuant to the credit agreement. We must pay interest on the unpaid principal amount of each advance at the following rates per annum: (i) during the first three months of the credit agreement, at a rate per annum equal to 10%, and (ii) during each subsequent three month period, such rate shall be increased by 1%, payable quarterly in arrears. We may prepay amounts under the credit agreement upon three business days notice to Quest Diagnostics. However, any partial prepayment must be in an aggregate principal amount of $500,000 or a multiple of $50,000 in excess of $500,000. The advances under the credit agreement are secured by all of the assets of MedPlus and our subsidiaries. We will use the proceeds from advances under the credit agreement for working capital purposes prior to the merger.

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RIGHTS OF DISSENTING SHAREHOLDERS

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MedPlus, as an Ohio corporation, is governed by Section 1701.85 of the Ohio General Corporation Law regarding the rights of dissenting shareholders. A copy of Section 1701.85 of the Ohio General Corporation Law is attached to this document as Appendix B. Any shareholder that disagrees with the merger and wishes to receive the fair cash value of his or her shares has the right to dissent from the merger and receive the fair cash value of his or her shares as long as the shareholder complies with all of the provisions of Section 1701.85 of the Ohio General Corporation Law. A summary of Section 1701.85 of the Ohio General Corporation Law, including the steps that must be taken in order to perfect a shareholder's dissenters' rights, can be found in the section entitled "The Annual Meeting - Rights of Dissenting Shareholders," page 10.

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ELECTION OF DIRECTORS

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In addition to voting on the merger agreement, you will be asked at the annual meeting to elect eight directors to serve until the completion of the merger or, if the merger is not completed, until the 2002 annual meeting of shareholders.

Our board of directors currently consists of eight directors. Directors are elected annually and serve for one year terms. The nominees proposed for election, Richard A. Mahoney, Robert E. Kenny III, Paul J. Stein, Martin A. Neads, Philip S. Present II, Edward Cahill, Edward L. Samek and Kenneth W. Freeman, are currently serving as members of the board of directors. While the board of directors has no reason to believe that any of the nominees will, prior to the date of the meeting, refuse or be unable to serve as a director, should any nominee so refuse or become unable to serve, the proxies will be voted for the election of such substitute nominee, if any, as may be recommended by the board of directors.

The eight nominees receiving the most votes will be elected as directors. Proxies that are returned to MedPlus will be voted in favor of the eight nominees listed above unless otherwise instructed by the shareholders.

The board of directors recommends that the shareholders vote "FOR" the election of the nominees named in this proxy statement.

Information with Respect to Directors and Executive Officers

The following table sets forth the names of our directors and executive officers, their ages, their principal occupations and employment for the past five years, certain directorships held by each, their positions with MedPlus and the year in which each director became a director of MedPlus. The term of each director listed below will expire at the annual meeting.

Name	Age	Principal Occupation	Positions Held With MedPlus	Director Since	Executive Officer Since
Richard A. Mahoney	54	Chairman of the Board and Chief Executive Officer of MedPlus	Chairman, Chief Executive Officer and Director	1991	1991
Robert E. Kenny III	45	General Counsel and Secretary of MedPlus1	Secretary and Director	1991	N/A
Paul J. Stein	54	Marketing Consultant/ Manufacturer's Representative2	Director	1991	N/A
Martin A. Neads	52	Executive Director and Business Consultant, European IT Solutions, Ltd.3	Director	1998	N/A
Philip S. Present II	51	President and Chief Operating Officer of MedPlus	President, Chief Operating Officer and Director	1997	1995
Edward L. Cahill	48	President and Chief Executive Officer, HLM Management4	Director	1999	N/A
Edward L. Samek	64	Former Vice Chairman and Director, MedQuist Inc.5	Director	2000	N/A
Kenneth W. Freeman	50	Chairman and Chief Executive Officer, Quest Diagnostics6	Director	2000	N/A
Paul F. Albrecht	45	Vice President and Chief Technology Officer of MedPlus	Vice President and Chief Technology Officer	N/A	1994
J. Richard Hill	58	Vice President of Professional Services of MedPlus7	Vice President of Professional Services	N/A	2000
Daniel A. Silber	52	Vice President of Finance and Chief Financial Officer of MedPlus	Vice President of Finance and Chief Financial Officer	N/A	1995
Peter W. Stephan	45	Vice President of Sales and Marketing of MedPlus8	Vice President of Sales and Marketing	N/A	2000
Thomas R. Wagner	37	Vice President of Strategic Planning of MedPlus9	Vice President of Strategic Planning	N/A	1999

1 Mr. Kenny has served as the Secretary of MedPlus since February 1991. Prior to becoming General Counsel in September 2000, Mr. Kenny was a self-employed attorney practicing in the areas of taxation, mergers and acquisitions and corporate law for more than five years.

2 Mr. Stein has been self-employed as a marketing consultant and manufacturer's representative for Cleveland Promotion Products in Rocky River, Ohio since October, 1990. Cleveland Promotional Products is a company that markets promotional items to business showing company's name, logo or slogan.

3 Prior to joining European IT Solutions in 1996, Mr. Neads was Vice President and General Manager of Operations and Senior Vice President and General Manager of the Software Products Division for Structural Dynamics Research Corporation for more than five years. European IT Solutions, located in the United Kingdom, is a software consultancy firm.

4 Prior to joining HLM Management in 2000, Mr. Cahill was a founding partner of Cahill, Warnock & Company, a private equity firm, and a Managing Director at Alex Brown & Sons, for more than five years. HLM Management is a public equity and venture capital investment firm.

5 Mr. Samek was the Chairman and Chief Executive Officer of The MRC Group prior to its acquisition by MedQuist in December 1998. MedQuist is the largest provider of electronic medical transcription services to hospitals, clinics and group practices. Mr. Samek is a director of the Medical Transcription Industry Alliance and served as its president from 1996 to 1999.

6 Mr. Freeman has been President and Chief Executive Officer of Quest Diagnostics since 1995 and was elected Chairman in 1996. Mr. Freeman is also a board member of Quest Diagnostics, Incorporated and TRW, Inc.

7 Prior to joining MedPlus in November, 2000, Mr. Hill served in a variety of positions with Structural Dynamics Research Corporation, a software development company, for more than five years, including Director of PDM Services, Director of Solution Services and most recently as Director of e-Services Programs.

8 Prior to joining MedPlus in February 2000, Mr. Stephan served as General Manager of the Healthcare Division for Wallace Computer Services, which specializes in software label printing, for more than five years.

9 Prior to joining MedPlus in June 1999, Mr. Wagner spent two years as Chief Technology Officer of DiaLogos Incorporated, a previously-owned subsidiary of MedPlus specializing in education and training. Prior to his work at DiaLogos, Mr. Wagner served as Director of Advanced Research and Development with Cincom Systems, Inc., a leading software development company.

Our President, Chief Operating Officer and Director, Philip S. Present II, was an audit partner with the accounting firm KPMG LLP prior to joining MedPlus in 1995. In such capacity he served as the engagement partner for a client of KPMG during 1993. In 1995 that client restated its financial statements for the years 1992 and 1993 as a result of its allegedly having reported premature and fictitious revenue for such years. In April 1997, the Securities and Exchange Commission settled a civil proceeding in the United States District Court for the Southern District of Ohio against that client and five of its former senior officers. The client consented to a permanent injunction and the former officers consented to both permanent injunctions and a total of approximately $1.5 million in monetary penalties. One of the former officers also pleaded guilty to related criminal charges. In a separate administrative proceeding also concluded in April 1997, Mr. Present and another former KPMG partner voluntarily consented to a cease and desist order arising out of the conduct of the audits of the client's financial statements without admitting or denying any of the allegations of the Securities and Exchange Commission. As a result of the order, Mr. Present was prohibited from practicing as an accountant before the Securities and Exchange Commission for a period of 30 months. The order does not affect his current duties with MedPlus or his ability to serve as a director of a publicly-held company. Mr. Present voluntarily consented to the order in order to avoid the expense and time burden of prolonged contested proceedings.

Security Ownership of Certain Beneficial Owners and Management

Certain Beneficial Owners

Under Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, a beneficial owner of a security is any person who, directly or indirectly, has or shares voting power or investment power over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following shareholders are known by MedPlus to have been the beneficial owners, as of July 20, 2001, of 5% or more of the 8,175,267 shares of our common stock or 2,371,815 shares of our preferred stock outstanding as of such date:

Title of Class	Name and Address of Beneficial Owner1	Amount and Nature of Ownership	Percent of Class2

Common Stock	Richard A. Mahoney 8598 Twilight Tear Drive Cincinnati, OH 45249	2,974,457 shares owned beneficially3	34.25%

Common Stock	The Keys Plus Irrevocable Trust 8598 Twilight Tear Drive Cincinnati, OH 45249	690,938 shares owned beneficially4	8.45%

Common Stock	The Keys Irrevocable Trust 8598 Twilight Tear Drive Cincinnati, OH 45249	690,937 shares owned beneficially4	8.45%

Common Stock	Kenneth Freeman One Malcolm Avenue Teterboro, NJ 07608	9,474,807 shares owned beneficially5	70.5%

Common Stock	Quest Diagnostics Incorporated Quest Diagnostics Ventures LLC One Malcolm Avenue Teterboro, NJ 07608	9,474,807 shares owned beneficially5	70.5%

Common Stock	Edward L. Cahill 222 Berkley Street 21st Floor Boston, MA 02116	3,406,215 shares owned beneficially6	29.60%

Common Stock	Cahill, Warnock Strategic Partners, L.P Strategic Associates, L.P 222 Berkley Street 21st Floor Boston, MA 02116	3,401,215 shares owned beneficially and of record8	29.57%

Series A Preferred Stock	Edward L. Cahill 222 Berkley Street, 21st Floor Boston, MA 02116	3,301,084 shares owned beneficially7	98.28%

Series A Preferred Stock	Cahill, Warnock Strategic Partners, L.P. Strategic Associates, L.P 222 Berkley Street 21st Floor Boston, MA 02116	3,301,084 shares owned beneficially and of record8	98.28%

1 The persons and entities named in the above table had, at July 20, 2001, sole voting and investment power with respect to all shares of common stock or preferred stock shown as beneficially owned by them, subject to community property laws where applicable and except as described in other footnotes to this table. For purposes of this table, stock options, warrants and convertible preferred stock were considered to be exercisable or convertible, as the case may be, if by their terms they could have been exercised or converted as of July 20, 2001 or if they become exercisable or convertible on or before October 18, 2001.

2 Percentages of class beneficial ownership indicated for each person are calculated with respect to a total number of shares equal to the number of shares of a class actually outstanding as of July 20, 2001 plus that number of shares of such class that the person has the right to acquire, through exercise, conversion or otherwise, on or before October 18, 2001.

3 Total consists of (i) 827,725 shares which are owned by Mr. Mahoney, (ii) approximately 157 shares held by Mr. Mahoney through the MedPlus, Inc. 401(k) Plan, (iii) 4,500 shares which are owned by members of Mr. Mahoney's immediate family, (iv) 1,381,875 shares which are held by Mr. Mahoney as trustee for the benefit of certain minor children and with respect to which Mr. Mahoney has sole voting and dispository power, (v) 260,200 shares, 10,000 shares of which are shares subject to options exercisable on or before October 18, 2001, as to which Mr. Mahoney has sole voting power as proxy and (vi) 500,000 shares subject to options exercisable by Mr. Mahoney as of July 20, 2001 or on or before October 18, 2001.

4 These shares also are included in the shares shown as beneficially owned by Mr. Mahoney.

5 Total consists of (i) 1,918,465 shares of common stock held by Quest Diagnostics Ventures LLC, a subsidiary of Quest Diagnostics of which Mr. Freeman is Chief Executive Officer, (ii) 2,884,513 shares of common stock subject to a warrant held by Quest Diagnostics Ventures LLC, a subsidiary of Quest Diagnostics of which Mr. Freeman is Chief Executive Officer and (iii) voting power only with respect to 2,357,851 shares of common stock and 2,313,978 shares of preferred stock which was granted to Quest Diagnostics by certain MedPlus shareholders pursuant to an irrevocable proxy as set forth in the voting agreement. Mr. Freeman disclaims beneficial ownership of all such shares.

6 Total consists of (i) 81,839 shares owned by Cahill, Warnock Strategic Partners, L.P. and Strategic Associates, L.P., with respect to each of which Mr. Cahill is a principal, (ii) 2,313,978 shares of preferred stock owned by the Cahill entities, which is convertible into common stock on a share for share basis, (iii) 5,000 shares of common stock subject to options exercisable by Mr. Cahill, (iv) 987,106 warrants for preferred stock owned by the Cahill entities which warrants, once exercised, could be converted into common stock on a share for share basis and (v) 25,000 warrants to purchase common stock owned by the Cahill entities.

7 Total consists of (i) 2,313,978 shares of preferred stock owed by the Cahill entities and (ii) 987,106 warrants for preferred stock owned by the Cahill entities which warrants, once exercised, could be converted into common stock. The preferred stock (a) includes voting rights, (b) receives preferential treatment upon liquidation of MedPlus and (c) converts into common stock upon certain events, as more specifically described in MedPlus' Amended Articles of Incorporation filed as an exhibit to MedPlus' Form 10-KSB for the fiscal year ended January 31, 2001.

8 These shares also are included in the shares shown as beneficially owned by Mr. Cahill.

Management

The following table sets forth the beneficial ownership of our common stock and preferred stock by our directors and executive officers and the directors and executive officers as a group, as of July 20, 2001:

Title of Class	Name and Position of Beneficial Owner1	Amount and Nature of Ownership	Percent of Class

Common Stock	Richard A. Mahoney Chairman of the Board, Chief Executive Officer and Director	2,974,457 shares owned beneficially2	34.25%

Common Stock	Edward L. Cahill Director	3,412,923 shares owned beneficially3	____%

Common Stock	Paul J. Stein Director	311,000 shares owned beneficially4	3.80%

Common Stock	Philip S. Present II President, Chief Operating Officer and Director	208,422 shares owned beneficially5	2.50%

Common Stock	Peter W. Stephan Vice President of Sales and Marketing	8,334 shares owned beneficially6	0.10%

Common Stock	Paul F. Albrecht Vice President and Chief Technology Officer	89,404 shares owned beneficially7	1.08%

Common Stock	Daniel A. Silber Vice President and Chief Financial Officer	74,739 shares owned beneficially8	0.91%

Common Stock	Thomas A. Wagner Vice President of Strategic Planning	13,334 shares owned beneficially9	0.16%

Common Stock	Robert E. Kenny III Director and Secretary	21,500 shares owned beneficially10	0.26%

Common Stock	Martin Neads Director	21,750 shares owned beneficially11	0.27%

Common Stock	Edward L. Samek Director	5,500 shares owned beneficially12	0.07%

Common Stock	Kenneth Freeman Director	9,474,807 shares owned beneficially13	70.5%

Series A Preferred Stock	Edward L. Cahill Director	3,301,084 shares owned beneficially14	98.28%

Common Stock	All directors and executive officers as a group (13 persons)	11,679,933 shares owned beneficially	76.69%

1 The persons and entities named in the above table had, at July 20, 2001, sole voting and investment power with respect to all shares of common stock or preferred stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in other footnotes to this table. For purposes of this table, stock options were considered to be currently exercisable if by their terms they could have been exercised as of July 20, 2001 or if they will become exercisable within 60 days thereafter. In addition, percentages of class ownership indicated for each person are calculated with respect to a total number of shares equal to the number of shares of a class actually outstanding as of July 20, 2001 plus that number of shares of such class that the person has the right to acquire, through exercise, conversion or otherwise, on or before October 18, 2001.

2 Total consists of (i) 827,725 shares which are owned by Mr. Mahoney, (ii) approximately 157 shares held by Mr. Mahoney through the MedPlus, Inc. 401(k) Plan, (iii) 4,500 shares which are owned by members of Mr. Mahoney's immediate family, (iv) 1,381,875 shares which are held by Mr. Mahoney as trustee for the benefit of certain minor children and with respect to which Mr. Mahoney has sole voting and dispository power, (v) 260,200 shares, 10,000 shares of which are shares subject to options exercisable on or before October 18, 2001, as to which Mr. Mahoney has sole voting power as proxy and (vi) 500,000 shares subject to options exercisable by Mr. Mahoney as of July 20, 2001 or on or before October 18, 2001.

3 Total consists of (i) 81,839 shares owned by Cahill, Warnock Strategic Partners, L.P. and Strategic Associates, L.P., with respect to each of which Mr. Cahill is a principal, (ii) 2,313,978 shares of preferred stock owned by the Cahill entities, which is convertible into common stock on a share for share basis, (iii) 5,000 shares of common stock subject to options exercisable by Mr. Cahill, (iv) 987,106 warrants for preferred stock owned by the Cahill entities which warrants, once exercised, could be converted into common stock on a share for share basis and (v) 25,000 warrants to purchase common stock owned by the Cahill entities.

4 Total consists of (i) 250,200 shares owned outright by Mr. Stein, (ii) 50,800 shares which are owned by members of Mr. Stein's immediate family and (iii) 10,000 shares which Mr. Stein currently has the option to purchase or will have the option to purchase on or before July 8, 2001. Mr. Stein has shared voting and investment power with respect to the shares owned by members of his immediate family. Mr. Mahoney has sole voting power as a proxy with respect to the 250,200 shares owned outright by Mr. Stein and, should Mr. Stein choose to exercise his option to purchase the 10,000 shares, Mr. Mahoney will also have sole voting power as a proxy with respect to those shares. Accordingly, the 250,200 shares owned outright by Mr. Stein and the 10,000 shares which Mr. Stein has the option to purchase as of are also included in the shares shown as beneficially owned by Mr. Mahoney.

5 Total consists of (i) 50,332 shares owned by Mr. Present through a retirement plan account, (ii) 146,667 shares which Mr. Present has the option to purchase or will have the option to purchase on or before July 6, 2001 and (iii) approximately 11,423 shares held by Mr. Present through the 401(k) Plan.

6 Total consists of 8,334 shares which Mr. Stephan has the option to purchase or will have the option to purchase on or before July 6, 2001.

7 Total consists of (i) 7,195 shares owned outright by Mr. Albrecht, (ii) approximately 2,376 shares held by Mr. Albrecht through the 401(k) Plan and (iii) 79,833 shares which Mr. Albrecht has the option to purchase or will have the option to purchase on or before July 6, 2001.

8 Total consists of (i) 10,866 shares owned outright by Mr. Silber, (ii) approximately 4,540 shares held by Mr. Silber through the 401(k) Plan and (iii) 59,333 shares which Mr. Silber has the option to purchase or will have the option to purchase on or before July 6, 2001.

9 Total consists of 13,334 shares which Mr. Wagner has the option to purchase or will have the option to purchase on or before July 6, 2001.

10 Total consists of (i) 5,000 shares owned outright by Mr. Kenny, (ii) 6,500 shares which Mr. Kenny owns through an IRA and (iii) 10,000 shares which Mr. Kenny has the option to purchase or will have the option to purchase on or before July 6, 2001.

11 Total consists of (i) 15,000 shares owned outright by Mr. Neads and (ii) 6,750 shares which Mr. Neads has the option to purchase or will have the option to purchase on or before July 6, 2001.

12 Total consists of (i) 3,000 shares owned outright by Mr. Samek and (ii) 2,500 shares which Mr. Samek has the option to purchase or will have the option to purchase on or before July 6, 2001.

13 Total consists of (i) 1,918,465 shares of common stock held by Quest Diagnostics Ventures LLC, a subsidiary of Quest Diagnostics of which Mr. Freeman is Chief Executive Officer, (ii) 2,884,513 shares of common stock subject to a warrant held by Quest Diagnostics Ventures LLC, a subsidiary of Quest Diagnostics of which Mr. Freeman is Chief Executive Officer and (iii) voting power only with respect to 2,357,851 shares of common stock and 2,313,978 shares of preferred stock which was granted to Quest Diagnostics by certain MedPlus shareholders pursuant to an irrevocable proxy as set forth in the voting agreement. Mr. Freeman disclaims beneficial ownership of all such shares.

14 Total consists of (i) 2,313,978 shares of preferred stock owned by the Cahill entities and (ii) 987,106 warrants for preferred stock owned by the Cahill entities which warrants, once exercised, could be converted into common stock. The preferred stock (a) includes voting rights, (b) receives preferential treatment upon liquidation of MedPlus and (c) converts into common stock upon certain events, as more specifically described in MedPlus' Amended Articles of Incorporation filed as an exhibit to MedPlus' Form 10-KSB for the fiscal year ended January 31, 2001. No officers or directors other than Mr. Cahill beneficially own any preferred stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish MedPlus with copies of all Section 16(a) forms they file. Jay Hilnbrand, a former director, was late in filing a Statement in Changes of Beneficial Ownership on Form 4 with respect to five sales totaling 35,000 shares of common stock between November 8, 1999 and June 21, 2000. Edward L. Samek, a director, also was late in filing a Form 4 with respect to the purchase of 3,000 shares of MedPlus common stock on December 22, 2000. Based solely on a review of copies of the Section 16(a) forms received by MedPlus and by statements of officers and directors concerning their compliance with the applicable filing requirements, and with the exception of Mr. Hilnbrand and Mr. Samek as referenced above, we believe that during the past fiscal year our officers, directors and greater than 10% shareholders complied with all applicable filing requirements.

Board of Directors Meetings and Committees

In the fiscal year ended January 31, 2001, the board of directors met on three occasions. Each of Messrs. Kenny, Stein, Neads, Present, Mahoney, Samek, Cahill and Freeman attended 100% of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the board on which he served (during the periods that he served).

Audit Committee. We have an audit committee, the members of which are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The audit committee, which held four meetings during fiscal 2001, recommends to the entire board of directors the independent auditors to be employed by MedPlus, consults with the independent auditors with respect to their audit plans, reviews the independent auditors' report and any management letters issued by the auditors, and consults with the independent auditors with regard to financial reporting and the adequacy of internal controls. The members of the audit committee are Messrs. Samek (Chairman) Freeman and Cahill.

Compensation Committee. We have a compensation committee, the members of which are independent directors. The compensation committee, which held three meetings during fiscal 2001, recommends to the entire board of directors the compensation arrangements, including grants of stock options and other incentives under our 1994 Long-Term Stock Incentive Plan for our corporate officers and reviews proposed changes in management organization. The members of the compensation committee are Messrs. Stein, Samek and Neads.

Nominating Committee. We have not designated a nominating committee.

Report of Audit Committee. In accordance with the written charter adopted by the board of directors, the audit committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of MedPlus. During fiscal 2001, the audit committee met four times and discussed the interim financial information contained in each quarterly Form 10-Q with the Chief Financial Officer and independent auditors prior to the filing of our Form 10-Q. The audit committee written charter is included as Appendix E to this proxy statement.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and MedPlus that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

The audit committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

The audit committee reviewed our audited financial statements as of and for the fiscal year ended January 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of our financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the audit committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-KSB for the fiscal year ended January 31, 2001, for filing with the Securities and Exchange Commission.

The Audit Committee:

Edward L. Samek (Chairman)

Kenneth W. Freeman

Edward L. Cahill

Director Compensation

During fiscal 2001, our outside directors (those directors who are not employees of MedPlus) were compensated for their services as directors as follows: (i) directors Paul J. Stein and Robert E. Kenny III (who was an outside director prior to becoming employed by MedPlus in September, 2001) were compensated at a rate of $5,000 per meeting, where $2,500 of each payment represented forgiveness of amounts due under promissory notes issued to MedPlus by Messrs. Stein and Kenny for loans made to them by MedPlus to purchase shares of our common stock; and (ii) all other outside directors were paid at a rate of $2,500 per meeting. Outside directors are not compensated for committee meetings that occur on the same date as full board meetings. We do not additionally compensate employee directors. All directors are reimbursed for all expenses incurred in connection with attendance at meetings of the board and the performance of board duties.

In addition, outside directors are entitled to receive stock options under the Directors' Plan. Specifically, since 1995, outside directors have been and continue to be entitled to an option to purchase 5,000 shares of MedPlus common stock after their first year in office and to an annual, automatic grant of an option to purchase 2,500 shares of MedPlus common stock at every annual shareholders' meeting. A total of 100,000 shares are available under the Directors' Plan. All options granted under the Directors' Plan have a five year term and an exercise price equal to 100% of fair market value of the common stock on the date of issuance. Options are not exercisable at all for six months after their issuance, at which time they become exercisable as to 50% of the shares covered. After 12 months, they become exercisable in full until expiration.

Executive Compensation

Summary

The following table summarizes, for the fiscal years indicated, all annual compensation earned by or granted to our Chief Executive Officer and the four most highly-compensated executive officers, other than the Chief Executive Officer, whose compensation exceeded $100,000 for all services rendered to MedPlus in all capacities during the last fiscal year and who were serving in such capacity as of January 31, 2001.

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SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation
Name and	Fiscal			Awards
Principal Position	Year	Salary($)	Bonus($)1	Restricted Stock Awards($)	Securities Underlying Options(#)	All Other Compensation($)2
Paul F. Albrecht	2001	144,000	58,974	--	22,000	2,666
Vice President and	2000	131,420	20,400	--	20,000	5,400
Chief Technology Officer	1999	110,000	36,500	--	20,000	--

Richard A. Mahoney	2001	241,000	--	--	100,000	17,644
Chairman of the Board and Chief Executive Officer	2000 1999	231,070 217,000	-- --	-- --	100,000 50,000	24,759 --

Philip S. Present II	2001	216,000	25,000	--	50,000	2,130
President and Chief	2000	180,000	--	--	40,000	--
Operating Officer	1999	180,000	--	--	40,000	--

Peter W. Stephan	2001	159,394	45,840	--	25,000	--
Vice President of	2000	--	--	--	--	--
Sales and Marketing

Thomas R. Wagner	2001	159,500	30,000	--	25,000	4,500
Vice President of	2000	88,000	--	--	25,000	--
Strategic Planning

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1 Amounts indicated represent bonus and commission payments.

2 Amounts indicated represent payments including car allowance, five year non-restricted stock awards and/or out-of-pocket medical and/or legal reimbursements.

Stock Options

The following table sets forth information regarding stock options granted to the executive officers during fiscal 2001:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh.)	Expiration Date
Paul F. Albrecht	22,000	3.92%	$6.44	07/25/2010

Richard A. Mahoney	50,000	8.91%	$4.82	04/15/2010
	50,000	8.91%	$6.44	07/25/2010

Philip S. Present II	50,000	8.91%	$6.44	07/25/2010

Peter W. Stephan	25,000	4.46%	$6.00	02/11/2010

Thomas A. Wagner	25,000	4.46%	$6.44	07/25/2010

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AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION VALUES

The following table sets forth information regarding stock options exercised by the executive officers listed above during fiscal 2001 and the value of unexercised in-the-money options held by the named parties as of January 31, 2001:

			Number of Securities Underlying		Value of Unexercised In-the-Money
			Unexercised Options at FY-End (#)		Options at FY-End ($)1
	Shares
	Acquired	Value
Name	on Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul F. Albrecht	--	--	66,500	42,000	8,167	13,333
Richard A. Mahoney	--	--	500,000	--	200,000	--
Philip S. Present II	--	--	120,001	89,999	38,334	26,666
Peter W. Stephan	--	--	--	25,000	--	--
Thomas A. Wagner	--	--	8,334	41,666	8,334	16,666

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1 Based on the average high and low prices of MedPlus common stock on January 31, 2001.

Employment Agreements

Richard A. Mahoney, our Chairman of the Board and Chief Executive Officer, is employed pursuant to an employment agreement dated October 31, 1995. The term of the agreement commenced on November 1, 1995 and expires on June 30, 2001. It provides for a base salary of $186,000 per annum initially, increasing incrementally to a base salary of $246,000 per annum in the final year of the agreement. Under the agreement, Mr. Mahoney also will be entitled to annual bonuses of up to 100% of his salary, the actual amount to be determined based on our performance and Mr. Mahoney's personal performance as determined by the board of directors or the compensation committee of the board of directors. He also is entitled to annual stock option grants of 50,000 shares during the term of the agreement under our Long-Term Stock Incentive Plan and may be granted up to 50,000 stock options in lieu of a cash bonus in a particular year. In the voting agreement, Mr. Mahoney waived any rights that he may have with respect to any issuance of options to acquire shares of MedPlus pursuant to his employment agreement.

Under the employment agreement, if we terminate Mr. Mahoney's employment without cause or Mr. Mahoney terminates his employment under a limited set of circumstances defined in the employment agreement, including a change of control, Mr. Mahoney will receive an amount derived by multiplying the factor 2.99 by the sum of his salary and bonus paid in the year prior to the year of termination. In addition, in the event of a change in control of MedPlus, all outstanding stock options held by Mr. Mahoney at the time of the change in control and which were granted six months or more prior to such time will become exercisable in full and will become subject to repurchase, at fair market value, for cash by MedPlus at Mr. Mahoney's election. This agreement also provides that in the event it expires and Mr. Mahoney is not rehired in the same position under the terms and conditions of a new employment agreement acceptable to both Mr. Mahoney and MedPlus, Mr. Mahoney will receive lump sum severance compensation equal to the sum of the salary and bonus paid to him in the year ending June 30, 2001, the final year of the agreement. In the event we terminate the agreement for cause, Mr. Mahoney will forfeit any severance payment and all of his outstanding stock options. The agreement also provides that upon termination or expiration, Mr. Mahoney's participation in MedPlus-sponsored employee and health benefit plans will be continued at our expense for a maximum of 18 months so long as he is alive and is not elsewhere employed or self-employed.

Philip S. Present II, our President and Chief Operating Officer, is employed pursuant to an employment agreement dated February 1, 2001. The term of this agreement is 12 months. The agreement provides for a base salary of $240,000 per annum, beginning in February 2001, plus bonuses payable based upon the attainment of certain profitability criteria. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. If Mr. Present's employment is terminated without cause, he will receive severance pay in the amount of six months' salary. Finally, should Mr. Present's employment be terminated, with or without cause, as a result of the liquidation, dissolution, consolidation, merger or other business combination of MedPlus, including the transfer of all or substantially all of our assets, the agreement provides that (i) we will pay to Mr. Present an amount equal to two and one half (2 1/2) times the aggregate of salary and bonus payments made to him from February 1, 2001 until the date of such termination and (ii) all stock options granted to Mr. Present prior to such event will immediately become fully vested (but in no event shall any stock options become vested earlier than the minimum vesting period provided by our 1994 Long-Term Stock Incentive Plan).

Paul F. Albrecht, our Vice President and Chief Technology Officer, is employed pursuant to an employment agreement dated February 1, 2001. The term of this agreement is 12 months. The agreement provides for a base salary of $155,000 per annum, beginning in February 2001, plus bonuses payable based upon the attainment of certain revenue and profitability criteria. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. The agreement does not contain any special severance provisions that would be triggered by a change in control of MedPlus.

Daniel A. Silber, our Vice President of Finance and Chief Financial Officer, is employed pursuant to an employment agreement dated February 1, 2001. The term of this agreement is 12 months. The agreement provides for a base salary of approximately $157,000 per annum, beginning in February 2001, plus bonuses payable based upon the attainment of certain revenue and profitability criteria. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. The agreement does not contain any special severance provisions that would be triggered by a change in control of MedPlus.

Peter W. Stephan, our Vice President of Sales and Marketing, is employed pursuant to an employment agreement dated February 1, 2001. The term of this agreement is 12 months. The agreement provides for a base salary of $177,000 per annum, beginning in February 2001, plus commissions payable based upon certain sales of our products. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. The agreement does not contain any special severance provisions that would be triggered by a change in control of MedPlus.

Thomas A. Wagner, our Vice President of Strategic Planning, is employed pursuant to an employment agreement dated February 1, 2001. The term of this agreement is 12 months. The agreement provides for a base salary of $185,000 per annum, beginning in February 2001, plus a bonus payable upon the attainment of certain goals and objectives. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. The agreement does not contain any special severance provisions that would be triggered by a change in control of MedPlus.

J. Richard Hill, our Vice President of Professional Services, is employed pursuant to an employment agreement dated November 20, 2000. The term of this agreement is 15 months. The agreement provides for a base salary of $125,000 per annum, beginning in December 2000, plus a bonus payable upon the attainment of certain goals and objectives. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. The agreement does not contain any special severance provisions that would be triggered by a change in control of MedPlus.

At the effective time of the merger, the surviving corporation and each of Messrs. Mahoney, Present, Albrecht, Howe and Wagner will enter into amendments to their current employment agreements providing each of such officers with certain benefits, including base compensation, incentive compensation and stock options.

Mr. Mahoney's employment agreement will be amended to provide for a base salary of $300,040 per annum, an increase of $59,040 from his current employment agreement. Pursuant to the amendment, Mr. Mahoney will be eligible for a bonus of 45% of his base salary under the Quest Diagnostics Management Incentive Program and based upon the achievement of critical milestones. He also will be entitled to stock option grants, subject to the terms of the Quest Diagnostics Employee Equity Participation Plan, including an initial grant of 24,000 options. If Mr. Mahoney's employment is terminated without cause during the first 36 months of service, Mr. Mahoney will be eligible to receive a severance payment equal to 18 months of base salary payments. After the 36 month period, any severance benefit will be subject to the terms of the Quest Diagnostics Severance Plan. The amended employment agreement will not include any change of control provisions. After the effective time of the merger, Mr. Mahoney's terms of employment will be at will.

Mr. Present's employment agreement will be amended to provide for a base salary of $275,080 per annum, an increase of $35,080 from his current employment agreement. Pursuant to the amendment, Mr. Present will be eligible for a bonus of 40% of his base salary under the Quest Diagnostics Management Incentive Program and based upon the achievement of critical milestones. He also will be entitled to stock option grants, subject to the terms of the Quest Diagnostics Employee Equity Participation Plan, including an initial grant of 16,000 options. If Mr. Present's employment is terminated without cause during the first 36 months of service, Mr. Present will be eligible to receive a severance payment equal to 18 months of base salary payments. After the 36 month period, any severance benefit will be subject to the terms of the Quest Diagnostics Severance Plan. The amended employment agreement will not include any change of control provisions. After the effective time of the merger, Mr. Present's terms of employment will be at will.

Mr. Albrecht's employment agreement will be amended to provide for a base salary of $200,005 per annum, an increase of $45,005 from his current employment agreement. Pursuant to the amendment, Mr. Albrecht will be eligible for a bonus of 35% of his base salary under the Quest Diagnostics Management Incentive Program and based upon the achievement of critical milestones. He also will be entitled to stock option grants, subject to the terms of the Quest Diagnostics Employee Equity Participation Plan, including an initial grant of 12,000 options. After the effective time of the merger, Mr. Albrecht's terms of employment will be at will.

Mr. Howe's employment agreement will be amended to provide for a base salary of $212,004 per annum, which is equivalent to his current base salary. Pursuant to the amendment, Mr. Howe will be eligible for a bonus of 25% of his base salary under the Quest Diagnostics Management Incentive Program and based upon the achievement of critical milestones. He also will be entitled to stock option grants, subject to the terms of the Quest Diagnostics Employee Equity Participation Plan, including an initial grant of 8,000 options. After the effective time of the merger, Mr. Howe's terms of employment will be at will.

Mr. Wagner's employment agreement will be amended to provide for a base salary of $215,020 per annum, an increase of $30,020 from his current employment agreement. Pursuant to the amendment, Mr. Wagner will be eligible for a bonus of 35% of his base salary under the Quest Diagnostics Management Incentive Program and based upon the achievement of critical milestones. He also will be entitled to stock option grants, subject to the terms of the Quest Diagnostics Employee Equity Participation Plan, including an initial grant of 12,000 options. After the effective time of the merger, Mr. Wagner's terms of employment will be at will.

Certain Relationships and Related Transactions

In December 1999, the board of directors authorized management to enter into negotiations to dispose of our majority interest in DiaLogos Incorporated, our education subsidiary. In March 2000, our 78% interest in DiaLogos, since renamed "Learning Voyage, Inc.," was redeemed by Learning Voyage for $300,000 cash (immediately following a capital infusion Learning Voyage obtained from a private investment group), a $450,000 note due in two years with interest payable at a 2% premium over the current prime rate and a stock purchase warrant for a 10% interest in Learning Voyage. Learning Voyage paid MedPlus the outstanding balance of the note at a discounted rate in January 2001. The warrant is exercisable based upon certain future actions taken by the management of Learning Voyage. In 1997, Richard Mahoney, our Chief Executive Officer and Chairman of the Board, Philip S. Present II, our President and Chief Operating Officer, and Daniel A. Silber, our Chief Financial Officer, each invested funds in DiaLogos in exchange for ownership interests therein. Specifically, Mr. Mahoney and his spouse invested a total amount of $297,000 for an interest of 13.5% of DiaLogos, Mr. Present invested $44,000 for a 2% interest in DiaLogos and Mr. Silber invested $22,000 for a 1% interest in DiaLogos. As a result of Learning Voyage's redemption of certain outstanding shares (unrelated to our disposition of our interest), the ownership interests described above of each of Messrs. Mahoney, Present and Silber increased to 18%, 2.7% and 1.3%, respectively. Furthermore, Mr. Mahoney, by virtue of his ownership interest in a private investment group, now indirectly owns an additional 39% of Learning Voyage.

On January 1, 1998, and again on January 1, 1999, we entered into a Representative Agreement with European IT Solutions pursuant to which we hired European IT Solutions to research, develop and implement an indirect sales channel for our products and services into the member states of the European Union. The agreement with European IT Solutions was renewed on July 1, 1999 to extend until June 30, 2000. Martin A. Neads, one of our directors, is a principal of European IT Solutions. Pursuant to the Representative Agreement, we have advanced and will continue to advance a certain amount of funding to European IT Solutions for market assessment and other activities to be performed by European IT Solutions and/or its agents in furtherance of its objectives. In addition, in exchange for its services pursuant to the Representative Agreement, European IT Solutions is to receive certain marketing fees based on successful sales in the European Union.

In the first quarter of fiscal 2000, we entered into an agreement with three investment firms to obtain $6,100,000 in debt and equity financing. Edward L. Cahill, one of our directors, is a principal in two of those firms. As of July 20, 2001, the specific ownership interests in MedPlus held by Cahill, Warnock Strategic Partners Fund, LP and Strategic Associates, LP, with respect to each of which Mr. Cahill is a principal, are as follows: (i) 59,676 shares of common stock, (ii) 2,313,978 shares of preferred stock, (iii) 987,106 warrants to purchase preferred stock and (iv) 25,000 warrants to purchase common stock owned by the Cahill entities.

Finally, Kenneth W. Freeman, one of our directors, is currently Chairman of the Board and Chief Executive Officer of Quest Diagnostics. On June 19, 2000, we entered into a stock subscription agreement with Quest Diagnostics Ventures LLC, a subsidiary of Quest Diagnostics, pursuant to which Quest Diagnostics Ventures LLC purchased 1,918,465 shares of common stock from MedPlus and a warrant to purchase 2,884,513 shares of our common stock. Quest Diagnostics Ventures LLC also purchased 100,000 shares of common stock from Mr. Mahoney. The total purchase price paid by Quest Diagnostics Ventures LLC to MedPlus was $10,000,000.

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INDEPENDENT AUDITORS

We will continue to retain the services of KPMG LLP, our independent auditors since 1994, for fiscal year 2002. Representatives of KPMG LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit fees

The aggregate fees billed for professional services rendered by KPMG LLP for its audit of our annual financial statements for the year ended January 31, 2001 and for its reviews of the unaudited quarterly financial statements contained in the reports on Form 10-QSB filed by MedPlus during that year amounted to $79,800.

Financial Information Systems Design and Implementation Fees

KPMG LLP did not provide any financial information systems design or implementation services during the year. The audit committee did consider whether KPMG LLP's provision of such non-audit related services was compatible with maintaining the independence of KPMG LLP and concluded that it was compatible with maintaining such independence.

All Other Fees

The aggregate fees billed for all services rendered by KPMG LLP other than the Audit Fees described above, during the year ended January 31, 2001 amounted to $21,000. The audit committee did consider whether KPMG LLP's provision of such non-audit related services was compatible with maintaining the independence of KPMG LLP and concluded that it was compatible with maintaining such independence.

SHAREHOLDER PROPOSALS

In order for any shareholder proposals for the 2002 annual meeting of shareholders to be eligible for inclusion in our proxy statement relating to that meeting to be presented for shareholder action at that meeting, they must be received by the Secretary of MedPlus at 8805 Governor's Hill Drive, Suite 100, Cincinnati, Ohio 45249 prior to January 25, 2002. The form of proxy we distribute with respect to the 2002 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the meeting (other than by management) if we do not receive notice of that matter at the above address prior to April 10, 2002.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Our Annual Report for fiscal 2001 is enclosed with this proxy statement. Portions of the Annual Report enclosed herewith and portions of our Annual Report on Form 10-KSB as filed with the SEC for fiscal 2001 are incorporated by reference into this proxy statement. Upon written request, we will provide you with a copy of any document, or exhibit thereto, incorporated herein by reference without charge. Requests for such copies should be directed to: Investor Relations, MedPlus, Inc., 8805 Governor's Hill Drive, Suite 100, Cincinnati, Ohio 45249.

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OTHER MATTERS

The board of directors does not know of any other business to be presented to the meeting and does not intend to bring other matters before the meeting. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of MedPlus.

By Order of the Board of Directors

Robert E. Kenny III Secretary